UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material under §240.14a-12

ELECTRONICS FOR IMAGING, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ELECTRONICS FOR IMAGING, INC.

303 Velocity Way

Foster City, California 94404

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 18, 2011

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of ELECTRONICS FOR IMAGING, INC., a Delaware corporation (the “Company”), will be held on May 18, 2011 at 9:00 a.m., Pacific Time, at the Company’s corporate headquarters, 303 Velocity Way, Foster City, California 94404 for the following purposes:

1.	To elect seven (7) directors to hold office until the next annual meeting or until their successors are duly elected and qualified.

2.	To approve the amendment and restatement of the 2009 Equity Incentive Award Plan and the reservation of an additional 2,000,000 shares of the Company’s common stock for issuance pursuant to such amended and restated plan.

3.	To approve a non-binding advisory proposal on executive compensation.

4.	To provide an advisory vote to determine whether a non-binding advisory vote on executive compensation should occur every one, two or three years.

5.	To ratify the appointment of the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2011.

6.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The Board of Directors has approved the proposals described in the Proxy Statement and recommends that you vote “FOR” the election of all nominees for director in Proposal 1, “FOR” Proposals 2, 3 and 5 and for “THREE YEARS” in Proposal 4.

Only stockholders of record at the close of business on April 8, 2011 are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to submit your proxy electronically, by telephone or by marking, signing, dating and returning the enclosed proxy for that purpose. Any stockholder attending the Annual Meeting may vote in person even if he or she has returned a proxy.

Sincerely,

/S/ BRYAN KO
Bryan Ko Secretary

Foster City, California

April 14, 2011

YOUR VOTE IS IMPORTANT.

IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING,

YOU ARE REQUESTED TO SUBMIT YOUR PROXY ELECTRONICALLY OR BY TELEPHONE,

AS DESCRIBED UNDER “SUBMISSION OF PROXIES; INTERNET AND TELEPHONE VOTING”

IN THE ATTACHED PROXY STATEMENT, OR

COMPLETE, SIGN AND DATE THE ENCLOSED PROXY

AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

ELECTRONICS FOR IMAGING, INC.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

May 18, 2011

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of ELECTRONICS FOR IMAGING, INC., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on May 18, 2011 at 9:00 a.m., Pacific Time (the “Annual Meeting”), or at any adjournment or postponement thereof. The Annual Meeting will be held at the Company’s corporate headquarters, 303 Velocity Way, Foster City, California 94404. The Company intends to mail this Proxy Statement and accompanying proxy card on or about April 15, 2011 to stockholders entitled to vote at the Annual Meeting.

At the Annual Meeting, the stockholders of the Company will be asked: (1) to elect seven (7) directors to hold office until the next annual meeting or until their successors are duly elected and qualified; (2) to approve the amendment and restatement of the 2009 Equity Incentive Award Plan (the “2009 Equity Plan”) and the reservation of an additional 2,000,000 shares of the Company’s common stock for issuance pursuant to such amended and restated plan; (3) to provide a non-binding advisory vote related to the Company’s executive compensation program; (4) to provide an advisory vote to determine whether a non-binding advisory vote on executive compensation should occur every one, two or three years; (5) to ratify the appointment of the Company’s independent registered public accounting firm for the Company for the fiscal year ending December 31, 2011; and (6) to transact such other business as may properly come before the meeting or any adjournment or postponement thereof. All proxies which are properly completed, signed and returned to the Company or properly submitted electronically or by telephone prior to the Annual Meeting will be voted.

Voting Rights and Outstanding Shares

Only stockholders of record at the close of business on April 8, 2011 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting. As of the Record Date, the Company had outstanding and entitled to vote 46,890,219 shares of common stock. The holders of a majority of the shares outstanding and entitled to vote at the Annual Meeting constitute a quorum. As of the Record Date, there were 46,890,219 shares outstanding and entitled to vote. Therefore, the Company will need at least 23,445,110 shares entitled to vote present in person, by telephone or by proxy at the Annual Meeting for a quorum to exist. Each holder of record of common stock on the Record Date will be entitled to one vote per share on all matters to be voted upon by the stockholders. There is no cumulative voting for the election of directors.

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions, withheld votes and broker non-votes. Abstentions, withheld votes and broker non-votes are counted as present for purposes of establishing a quorum for the transaction of business at the Annual Meeting. Abstentions represent a stockholder’s affirmative choice to decline to vote on a proposal. Broker non-votes occur when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular matter because such broker, bank or other nominee does not have discretionary authority to vote on that matter and has not received voting instructions from the beneficial owner. Brokers, banks and other nominees typically do not have discretionary authority to vote on non-routine matters. Under the rules of the New York Stock Exchange (the “NYSE”), as amended (the “NYSE Rules”), which apply to all NYSE-licensed brokers, brokers have discretionary authority to vote on routine matters when they have not received timely voting instructions from the beneficial owner.

Stockholders’ choices for Proposal One (election of directors) are limited to “for” and “withhold.” A plurality of the shares of common stock voting in person or by proxy is required to elect each of the seven (7) nominees for director under Proposal One. A plurality means that the seven (7) nominees receiving the largest number of votes cast (votes “for”) will be elected. Because the election of directors under Proposal One is considered to be a non-routine matter under the NYSE Rules, if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal One, brokers will not be permitted to exercise their voting authority and uninstructed shares may constitute broker non-votes. Broker non-votes will have no effect on the outcome of Proposal One because the election of directors is based on the votes actually cast. Withheld votes will be considered for purposes of the Company’s “majority withheld vote” policy as set forth in the Company’s Board of Director Guidelines (the “Board of Director Guidelines”). The Board of Director Guidelines can be found at the Company’s website at www.efi.com.

The affirmative vote of a majority of shares entitled to vote that are present in person or by proxy is required to approve Proposal Two (amendment and restatement of the 2009 Equity Plan) and Proposal Three (advisory vote on executive compensation). Because both the vote under Proposal Two and the advisory vote under Proposal Three are considered to be non-routine matters under the NYSE Rules, if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal Two and Proposal Three, brokers will not be permitted to exercise their voting authority and uninstructed shares may constitute broker non-votes. Broker non-votes and abstentions will have the same effect as negative votes on this proposal because they represent votes that are present, but not cast.

Stockholders’ choices for Proposal Four (frequency of advisory vote on executive compensation) are limited to “one year,” “two years,” “three years” and “abstain.” Because the advisory vote under Proposal Four is considered to be a non-routine matter under the NYSE Rules, if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal Four, brokers will not be permitted to exercise their voting authority and uninstructed shares may constitute broker non-votes. Broker non-votes and abstentions will have no effect on the outcome of Proposal Four.

The affirmative vote of a majority of shares entitled to vote that are present in person or by proxy is required to ratify the selection of the independent registered public accounting firm for the fiscal year ending December 31, 2011 under Proposal Five (ratification of appointment of auditors). Abstentions have the same effect as negative votes on this proposal because they represent votes that are present, but not cast. Proposal Five is considered to be a routine matter and, accordingly, if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal Five, brokers will be permitted to exercise their discretionary authority to vote for the ratification of the appointment of auditors.

Adjournment of Meeting

In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of a majority of shares entitled to vote present in person or by proxy at the Annual Meeting.

Submission of Proxies; Internet and Telephone Voting

If you hold shares as a registered stockholder in your own name, you should complete, sign and date the enclosed proxy card as promptly as possible and return it using the enclosed envelope. If your completed proxy card is received prior to or at the Annual Meeting, your shares will be voted in accordance with your voting instructions. If you sign and return your proxy card but do not give voting instructions, your shares will be voted FOR (1) the election of the Company’s seven (7) nominees as directors; (2) the amendment and restatement of the 2009 Equity Plan ; (3) the advisory vote on executive compensation; (4) holding the advisory vote on executive compensation every three (3) years; (5) the ratification of the appointment of the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2011; and (6) as the proxy holders deem advisable, in their discretion, on other matters that may properly come before the Annual Meeting. If you hold shares through a bank or brokerage firm, the bank or brokerage firm will provide you with separate voting instructions on a form you will receive from them. Many such firms make telephone or Internet voting available, but the specific processes available will depend on those firms’ individual arrangements.

Solicitation

The cost of preparing, assembling, printing and mailing the Proxy Statement, the Notice of Annual Meeting and the enclosed proxy, as well as the cost of soliciting proxies relating to the Company’s proposals for the Annual Meeting, will be borne by the Company. The Company will request banks, brokers, dealers and voting trustees or other nominees to solicit their customers who are beneficial owners of shares listed of record in names of nominees and will reimburse such nominees for the reasonable out-of-pocket expenses of such solicitations. The original solicitation of proxies by mail may be supplemented by telephone, facsimile, telegram, email and personal solicitation by directors, officers and regular employees of the Company or, at the Company’s request, a proxy solicitation firm. No additional compensation will be paid to directors, officers or other regular employees of the Company for such services, but a proxy solicitation firm will be paid a customary fee if it renders solicitation services.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company at the Company’s principal executive office, 303 Velocity Way, Foster City, California 94404, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

Stockholder Proposals To Be Presented at Next Annual Meeting

The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s annual meeting of stockholders to be held in 2012, pursuant to Securities and Exchange Commission (the “SEC”) Rule 14a-8, is currently expected to be December 16, 2011. The Company’s amended and restated bylaws (the “Bylaws”) also establish a deadline with respect to discretionary voting for submission of stockholder proposals that are not intended to be included in the Company’s proxy statement. For nominations of persons for election to the Board of Directors and other business to be properly brought before the 2012 annual meeting by a stockholder, notice must be delivered to or mailed and received at the principal executive offices of the Company not earlier than the close of business on January 18, 2012 and not later than the close of business on February 17, 2012 (the “Discretionary Vote Deadline”). These deadlines are subject to change if the date of the 2012 annual meeting is more than 30 calendar days before or more than 60 calendar days after the date of the Annual Meeting. If a stockholder gives notice of such proposal after the Discretionary Vote Deadline, the Company’s proxy holders will be allowed to use their discretionary voting authority to vote the shares they represent as the Board of Directors may recommend, which may include a vote against the stockholder proposal when and if the proposal is raised at the Company’s 2012 annual meeting.

Additional Copies

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (the “Annual Report”) will be mailed concurrently with the mailing of the Notice of Annual Meeting and Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. Except to the extent expressly incorporated by reference into this Proxy Statement, the Annual Report does not constitute, and should not be considered, a part of this proxy solicitation material.

If you would like a copy of the Annual Report, the Company will provide one to you free of charge upon your written request to Investor Relations at Electronics For Imaging, Inc., 303 Velocity Way, Foster City, California 94404.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 18, 2011: The Company’s Proxy Statement dated April 14, 2011 and Annual Report are available electronically at http://ir.efi.com/proxy.cfm.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

There are seven (7) nominees for election at the Annual Meeting. Each nominee currently serves as a director and, except for Eric Brown, was elected by stockholders at the 2010 annual meeting. On April 1, 2010, James S. Greene notified the Company of his intention to not stand for re-election, resulting in one vacancy on the Board of Directors from May 27, 2010 until April 7, 2011 when the Board of Directors appointed Mr. Brown to fill the vacancy. Votes cannot be cast, whether in person or by proxy, for more individuals than the seven (7) nominees named in this Proxy Statement. Following the Annual Meeting, the Board of Directors will consist of seven (7) members.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the seven (7) nominees named below. In the event that any Board of Director’s nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors by the present Board of Directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible. Each person has been recommended for nomination by the Nominating and Governance Committee of the Board of Directors and has been nominated by the Board of Directors for election. Each person nominated for election has agreed to serve, and the Company is not aware of any nominee who will be unable or will decline to serve, as a director. The term of office for each person elected as a director will continue until the next annual meeting of stockholders or until his successor has been duly elected and qualified, or until such director’s earlier death, resignation or removal.

As set forth in the Company’s Board of Director Guidelines and Nominating and Governance Committee Charter, the Company has a majority voting policy for the election of directors in an uncontested election. Pursuant to this policy, in the event that a nominee for director in an uncontested election receives more “withheld” votes for his or her election than “for” votes, the director must submit a resignation to the Board of Directors. The Nominating and Governance Committee of the Board of Directors will evaluate and make a recommendation to the Board of Directors with respect to the offered resignation. The Board of Directors will take action on the recommendation within 90 days following certification of the stockholder vote. No director who tenders a resignation may participate in the Nominating and Governance Committee’s or the Board of Directors’ consideration of the matter. The Company will publicly disclose the Board of Directors’ decision including, as applicable, the reasons for rejecting a resignation.

The names of the nominees, each of whom is currently a director of the Company elected by the stockholders or appointed by the Board of Directors, and certain information about them as of April 8, 2011 are set forth below.

Name of Nominee and Principal Occupation	Age	Director Since
Eric Brown(3) Executive Vice President, Chief Financial Officer, Electronic Arts Inc.	45	2011
Gill Cogan(1)(2) Founding Partner, Opus Capital Ventures LLC	59	1992
Guy Gecht Chief Executive Officer of the Company	45	2000
Thomas Georgens(3) Chief Executive Officer, President and Director, NetApp, Inc.	51	2008
Richard A. Kashnow(2)(3) Consultant, Self-Employed	69	2008
Dan Maydan(1)(2) Member, Board of Trustees, Palo Alto Medical Foundation	75	1996
Fred Rosenzweig President of the Company	55	2000

(1)	Member of the Compensation Committee.
(2)	Member of the Nominating and Governance Committee.
(3)	Member of the Audit Committee.

Mr. Brown has served as a director of the Company since April 7, 2011. Mr. Brown has served as Executive Vice President, Chief Financial Officer of Electronic Arts, Inc., an interactive entertainment software company, since April 2008. From January 2005 to April 2008, Mr. Brown worked at McAfee, Inc., a security technology company, serving as Chief Operating Officer and Chief Financial Officer. Mr. Brown was the President and Chief Financial Officer of MicroStrategy Incorporated, a business intelligence software provider, from 2000 until 2004. From 1998 to 2000, Mr. Brown worked at Electronic Arts as Vice President and Chief Operating Officer of Electronic Arts Redwood Shores (California) studio division. From 1995 to 1998, Mr. Brown was co-founder and Chief Financial Officer of Datasage, Inc., a Boston-based enterprise technology company. Mr. Brown received a B.S. in Chemistry from the Massachusetts Institute of Technology and a M.B.A from the MIT Sloan School of Management. Mr. Brown’s oversight of worldwide finance operations with responsibility for financial reporting, balance sheet management, audit, and tax matters provides the Board of Directors with a broad range of expertise on various financial issues facing a global organization.

Mr. Cogan has served as a director of the Company since 1992 and as Chairman of the Board of Directors since June 28, 2007. Mr. Cogan is a founding Partner of Opus Capital Ventures LLC, a venture capital firm established in 2005. Previously, he was the Managing Partner of Lightspeed Venture Partners, a venture capital firm, from 2000 to 2005. From 1991 until 2000, Mr. Cogan was Managing General Partner of Weiss, Peck & Greer Venture Partners, L.P., a venture capital firm. From 1986 to 1990, Mr. Cogan was a partner of Adler & Company, a venture capital group handling technology-related investments. From 1983 to 1985, he was Chairman and Chief Executive Officer of Formtek, Inc., an imaging and data management computer company, whose products were based upon technology developed at Carnegie-Mellon University. Mr. Cogan is currently a director of several privately held companies. Mr. Cogan holds an M.B.A. from the University of California at Los Angeles. Mr. Cogan’s experience in venture capital firms brings him extensive knowledge of technology companies that is valuable to the Board of Directors’ discussions of the Company’s technology-related investments.

Mr. Gecht was appointed Chief Executive Officer of the Company on January 1, 2000. From July 1999 to January 2000, he served as President of the Company. From January 1999 to July 1999, he was Vice President and General Manager of Fiery products of the Company. From October 1995 through January 1999, he served as Director of Software Engineering. Prior to joining the Company, Mr. Gecht was Director of Engineering at Interro Systems, Inc., a technology company, from 1993 to 1995. From 1991 to 1993, he served as Software Manager of ASP Computer Products, a networking company, and from 1990 to 1991 he served as Manager of Networking Systems for Apple Israel, a technology company. From 1985 to 1990, he served as an officer in the Israeli Defense Forces, managing an engineering development team, and later was an acting manager of one of the IDF high-tech departments. Mr. Gecht currently serves as a member of the board of directors, audit committee and compensation committee of Check Point Software Technologies Ltd., a global information technology security company. Mr. Gecht holds a B.S. in Computer Science and Mathematics from Ben Gurion University in Israel. Mr. Gecht’s different previous roles within the Company, along with his experience as the Company’s Chief Executive Officer for over ten (10) years, give him unique insights into the Company’s challenges, opportunities and operations.

Mr. Georgens has served as a director of the Company since 2008. Mr. Georgens is currently Chief Executive Officer, President and Director of NetApp, Inc., a provider of data management solutions. Prior to becoming its Chief Executive Officer, from February 2008 to August 2009, Mr. Georgens was President and Chief Operating Officer of NetApp. From January 2007 to January 2008, Mr. Georgens was Executive Vice President, Product Operations and from October 2005 to January 2007, he was Executive Vice President and General Manager of Enterprise Storage Systems for NetApp. From 1996 to 2005, Mr. Georgens served LSI Logic and its subsidiaries, including Engenio, in various capacities, including as President, Chief Executive

Officer, Vice President and General Manager, and Director. Prior to working with LSI Logic and its subsidiaries, Mr. Georgens spent 11 years at EMC Corporation in a variety of engineering and marketing positions. Mr. Georgens graduated from Rensselaer Polytechnic Institute with a B.S. and M.Eng. degrees in Computer and Systems Engineering, and also holds an M.B.A. from Babson College. Mr. Georgens’s current role of Chief Executive Officer of a NASDAQ-100 company brings to the Board of Directors the perspective of a leader facing similar current economic, social and governance issues. In addition, his role provides Mr. Georgens with insight in the preparation and review of financial statements of a public company.

Mr. Kashnow has served as a director of the Company since 2008. Since 2003, Mr. Kashnow has been self-employed as a consultant. From 1999 until 2003, Mr. Kashnow served as President of Tyco Ventures, the venture capital unit he established for Tyco International, Inc., a diversified manufacturing and services company. From 1995 to 1999, he served as Chairman, Chief Executive Officer, and President of Raychem Corporation, a global technology materials company. He started his career as a physicist at General Electric’s Corporate Research and Development Center in 1970. During his seventeen years with General Electrics, he progressed through a series of technical and general management assignments. He served in the U.S. Army between 1968 and 1970 and completed his active duty tour as a captain. He also serves on the board of directors of Ariba, Inc., a public company providing on-demand spend management solutions. Until March 2008, he served as Chairman of ActivIdentity, a public software security company. Until September 2007, he also served as Chairman of Komag, Inc., a public data storage media company, which was acquired at that time by Western Digital. Until September 2006, he served on the board of directors of Parkervision, Inc., a radio frequency technology company, and as Chairman of its Compensation Committee. Mr. Kashnow received a Ph.D. in Physics from Tufts University in 1968 and a B.S. in Physics from Worcester Polytechnic Institute in 1963. Mr. Kashnow’s experience in supervising a principal financial officer as the former Chief Executive Officer of Raychem Corporation provides the Board of Directors with a perspective of an executive involved in the preparation and review of financial statements of a public company.

Dr. Maydan has served as a director of the Company since 1996. Dr. Maydan was President of Applied Materials Inc., a semiconductor manufacturing equipment company, from January 1994 to April 2003 and a member of that company’s board of directors from June 1992 to October 2005. From March 1990 to January 1994, Dr. Maydan served as Applied Materials’ Executive Vice President, with responsibility for all product lines and new product development. Before joining Applied Materials in September 1980, Dr. Maydan spent thirteen years managing new technology development at Bell Laboratories during which time he pioneered laser recording of data on thin-metal films and made significant advances in photolithography and vapor deposition technology for semiconductor manufacturing. In 1998, Dr. Maydan was elected to the National Academy of Engineering. He serves on the board of directors of Infinera Corporation, a digital optical communications company and the board of directors of a privately held company. Dr. Maydan is a member of the Board of Trustees of the Palo Alto Medical Foundation (P.A.M.F.). Dr. Maydan received his B.S. and M.S. degrees in Electrical Engineering from Technion, the Israel Institute of Technology, and his Ph.D. in Physics from Edinburgh University in Scotland. Dr. Maydan’s broad experience in technology, innovation, marketing and operations provides the Board of Directors with a global perspective on the issues faced by manufacturing and technology companies.

Mr. Rosenzweig was appointed President of the Company as of January 1, 2000. From July 1999 to January 2004, he served as Chief Operating Officer of the Company. From August 1998 to July 1999, Mr. Rosenzweig served as Executive Vice President of the Company. From January 1995 to August 1998, Mr. Rosenzweig served as Vice President, Manufacturing and Support of the Company. From May 1993 to January 1995, Mr. Rosenzweig served as Director of Manufacturing of the Company. Prior to joining the Company, from July 1992 to May 1993, he was a plant general manager at Tandem Computers Corporation, a computer company. From October 1989 to July 1992, Mr. Rosenzweig served as a systems and peripheral test manager at Tandem Computers Corporation. Mr. Rosenzweig holds a B.S. in Metallurgical Engineering from The Pennsylvania State University and an M.B.A. from the University of California at Berkeley. Mr. Rosenzweig’s leadership as our President and previous experience within the Company provide him with intimate knowledge of our operations.

Vote Required

Subject to the “majority withheld votes” policy in the Board of Director Guidelines, directors are elected if they receive a plurality of the votes present in person or represented by proxy at the Annual Meeting. Accordingly, the seven (7) nominees receiving the largest number of votes cast (votes “for”) will be elected.

Recommendation of the Board of Directors

The Company’s Board of Directors recommends a vote “FOR” the election of all seven (7) nominees listed above. Proxies received by the Company will be voted “FOR” the election of all nominees listed above unless the stockholder specifies otherwise in the proxy.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Meetings of Board of Directors and Committees

The Board of Directors of the Company held a total of eight (8) meetings in 2010. The Board of Directors has established the following committees, among others, to assist the Board of Directors in discharging its duties: (i) an Audit Committee, (ii) a Compensation Committee and (iii) a Nominating and Governance Committee (collectively, the “Board Committees”). Current copies of the charters for the Board Committees can be found on the Company’s website at www.efi.com. Each director attended 75% or more of the total number of meetings of the Board of Directors and of the Board Committees upon which such director served during 2010.

Audit Committee

The Audit Committee currently consists of Directors Georgens, Brown and Kashnow (Chairman). The Audit Committee conducted ten (10) meetings in 2010. Dr. Maydan served as a member of the Audit Committee from May 27, 2010 to April 7, 2011. The Audit Committee oversees the accounting and financial reporting processes of the Company and audits of the financial statements of the Company and assists the Board of Directors in oversight and monitoring of the integrity of the Company’s financial statements, the Company’s compliance with certain legal and regulatory requirements, the independent auditor’s qualifications, independence and performance, and the Company’s systems of internal controls. The Audit Committee also approves the engagement of and the services to be performed by the Company’s independent auditors. The Board of Directors has determined that all members of the Audit Committee are “independent” as that term is defined in Rule 5605(a)(2) of the NASDAQ Listing Rules (the “NASDAQ Rules”) and also meet the additional criteria for independence of Audit Committee members set forth in Rule 10A(m) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the Board of Directors has determined that each member of the Audit Committee is an “audit committee financial expert” as defined by the SEC.

The Audit Committee oversees the Company’s Ethics Program, which presently includes, among other things, the Company’s Code of Business Conduct and Ethics, the Company’s Code of Ethics for the Management Team, the Company’s Code of Ethics for the Accounting and Finance Team and the Company’s Code of Ethics for the Sales Team (collectively, the “Codes”), an Internal Audit Committee responsible for receiving and investigating complaints, a 24-hour global toll-free hotline and an internal website whereby employees can anonymously submit complaints via email. The Company’s Codes can be found on the Company’s website at www.efi.com. As further set forth below, the Audit Committee also oversees the Company’s risk assessment function.

Compensation Committee

The Compensation Committee currently consists of Directors Cogan (Chairman) and Maydan. The Compensation Committee held nine (9) meetings in 2010. The Board of Directors has determined that all members of the Compensation Committee are “independent” as that term is defined in Rule 5605(a)(2) of the NASDAQ Rules. The Compensation Committee reviews and approves the Company’s executive compensation policy and administers the Company’s stock plans. The Compensation Committee also reviews the Compensation Discussion and Analysis contained in the Company’s proxy statements and prepares and approves the Compensation Committee Report for inclusion in the Company’s proxy statements.

Nominating and Governance Committee

The Nominating and Governance Committee currently consists of Directors Cogan (Chairman), Kashnow and Maydan. The Nominating and Governance Committee held two (2) meetings in 2010. The Board of Directors has determined that all members of the Nominating and Governance Committee are “independent” as that term is defined in Rule 5605(a)(2) of the NASDAQ Rules. The Nominating and Governance Committee develops and recommends governance principles, recommends director nominees to the Board of Directors and considers the resignation offers of any nominee for director, in accordance with its Charter and the Company’s Board of Director Guidelines.

Consideration of Director Nominees

Stockholder Nominees

The policy of the Nominating and Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board of Directors as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and to address the membership criteria set forth under “Director Qualifications.”

Stockholders may recommend individuals for consideration by submitting the materials set forth below to the Company addressed to the Nominating and Governance Committee at the Company’s corporate headquarters. To be timely, the written materials must be submitted within the time provided by the advance notice provisions in the Bylaws in order to be included in the Company’s proxy statement for the subject annual meeting.

The written materials must include: (1) the name(s) and address(es) of the stockholder(s) providing the notice, as they appear in the Company’s books, and of the other Proposing Persons (as defined below), (2) any Disclosable Interests (as defined in the Bylaws) of the stockholder(s) providing the notice (or, if different, the beneficial owner on whose behalf such notice is given) and/or each other Proposing Person, (3) all information with respect to such proposed nominee that would be required to be set forth in a stockholder’s notice if such proposed nominee were a Proposing Person, (4) all information relating to such proposed nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 under the Exchange Act and the rules and regulations thereunder, (5) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the stockholder providing the notice (or, if different, the beneficial owner on whose behalf such notice is given) and/or any Proposing Person, on the one hand, and each proposed nominee, his or her respective affiliates and associates and any other persons with whom such proposed nominee (or any of his or her respective affiliates and associates) is Acting in Concert (as defined below), on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such stockholder or beneficial owner, as applicable, and/or such Proposing Person were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant, and (6) such other information (including one or more accurately completed and executed questionnaires and executed and delivered agreements) as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable stockholder’s understanding of the independence or lack of independence of such proposed nominee.

For purposes of the information required to be disclosed in the written materials described above, the term “Proposing Person” means (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner, if different, on whose behalf the nomination proposed to be made at the meeting is made, (iii) any affiliate or associate of such beneficial owner (as such terms are defined in Rule 12b-2 under the Exchange Act) and (iv) any other person with whom such stockholder or such beneficial owner (or any of their respective affiliates or associates) is Acting in Concert.

A person shall be deemed to be “Acting in Concert” with another person for purposes of the information required to be disclosed in the written materials described above if such person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert with, or towards a common goal relating to the management, governance or control of the Company in parallel with, such other person where (i) each person is conscious of the other person’s conduct or intent and this awareness is an element in their decision-making process and (ii) at least one additional factor suggests that such persons intend to act in concert or in parallel, which such additional factors may include, without limitation, exchanging information (whether publicly or privately), attending meetings, conducting discussions, or making or soliciting invitations to act in concert or in parallel; provided, that a person shall not be deemed to be Acting in Concert with any other person solely as a result of the solicitation or receipt of revocable proxies from such other person in connection with a public proxy solicitation pursuant to, and in accordance with, the Exchange Act. A person which is Acting in Concert with another person shall be deemed to be Acting in Concert with any third party who is also acting in concert with such other person.

Any director nominations proposed by stockholders for consideration by the Nominating and Governance Committee should be addressed to:

Electronics For Imaging, Inc.

Attention: Nominating and Governance Committee

c/o Bryan Ko

303 Velocity Way

Foster City, CA 94404

Director Qualifications

The Nominating and Governance Committee has established the following minimum criteria for evaluating prospective Board of Director candidates:

•	Reputation for integrity, strong moral character and adherence to high ethical standards.

•	Holds or has held a generally recognized position of leadership in the community and/or chosen field of endeavor, and has demonstrated high levels of accomplishment.

•	Demonstrated business acumen and experience, and ability to exercise sound business judgment and common sense in matters that relate to the current and long-term objectives of the Company.

•	Ability to read and understand basic financial statements and other financial information pertaining to the Company.

•	Commitment to understand the Company and its business, industry and strategic objectives.

•

Commitment and ability to regularly attend and participate in meetings of the Board of Directors, Board Committees and stockholders, the number of other company boards on which the candidate serves and the ability to generally fulfill all responsibilities as a director of the Company.

•	Willingness to represent and act in the interests of all stockholders of the Company rather than the interests of a particular group.

•	Good health and ability to serve.

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For prospective non-employee directors, independence under applicable standards of the SEC and the NASDAQ Rules, and the absence of any conflict of interest (whether due to a business or personal relationship) or legal impediment to, or restriction on, the nominee serving as a director.

•	Willingness to accept the nomination to serve as a director of the Company.

Other Factors for Potential Consideration

The Nominating and Governance Committee will also consider the following factors in connection with its evaluation of each prospective nominee:

•	Whether the prospective nominee will foster a diversity of skills and experiences.

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Whether the nominee possesses the requisite education, training and experience to qualify as “financially literate” or as an “audit committee financial expert” under applicable rules of the SEC and the NASDAQ Rules.

•	Composition of the Board of Directors and whether the prospective nominee will add to or complement the Board of Director’s existing strengths.

The Nominating and Governance Committee does not have a formal policy with respect to diversity; however, the Board of Directors and the Nominating and Governance Committee believe that it is essential that our directors represent diverse viewpoints, skills, education and professional experience. In considering candidates for the Board of Directors, the Nominating and Governance Committee considers the entirety of each candidate’s credentials in the context of these standards.

All of our directors bring to the Board of Directors executive leadership experience derived from their service as executives and, in most cases, chief executive officers of large corporations. As a group, they bring extensive board experience and several decades of diverse and extensive business and technical experience. The process undertaken by the Nominating and Governance Committee in identifying and evaluating qualified director candidates is described below. Certain individual qualifications and skills of our directors that contribute to the Board of Directors’ effectiveness as a whole are described above, under each director’s biographical information.

Identifying and Evaluating Nominees for Directors

The Nominating and Governance Committee initiates the process by preparing a slate of potential candidates who, based on their biographical information and other information available to the Nominating and Governance Committee, appear to meet the criteria specified above and/or who have specific qualities, skills or experience being sought, based on input from the full Board of Directors.

•	Outside Advisors. The Nominating and Governance Committee may engage a third party search firm or other advisors to assist in identifying prospective nominees.

•	Nomination of Incumbent Directors. The re-nomination of existing directors should not be viewed as automatic, but should be based on continuing qualification under the criteria set forth above.

•

For incumbent directors standing for re-election, the Nominating and Governance Committee will assess the incumbent director’s performance during his or her term, including the number of meetings attended, level of participation and overall contribution to the Company, the number of other company boards on which the individual serves, composition of the Board of Directors at that time and any changed circumstances affecting the individual director which may bear on his or her ability to continue to serve on the Board of Directors.

•

Management Directors.    The number of officers or employees of the Company serving at any time on the Board of Directors should be limited such that, at all times, a majority of the directors is “independent” under applicable standards of the SEC and the NASDAQ Rules.

After reviewing appropriate biographical information and qualifications, first-time candidates will be interviewed by at least one member of the Nominating and Governance Committee and by the Company’s Chief Executive Officer. Upon completion of the above procedures, the Nominating and Governance Committee will determine the list of potential candidates to be recommended to the full Board of Directors for nomination at an annual meeting or appointment to the Board of Directors between annual meetings. The Board of Directors will select the slate of nominees only from candidates identified, screened and approved by the Nominating and Governance Committee.

In accordance with the Company’s “majority withheld vote” policy, the Nominating and Governance Committee will also consider the resignation offer of any nominee for director who, in an uncontested election, receives a greater number of votes “withheld” from his or her election than votes “for” such election, and recommend to the Board of Directors the action it deems appropriate to be taken with respect to such offered resignation.

DIRECTOR COMPENSATION

FISCAL 2010 DIRECTOR COMPENSATION

The table below summarizes the compensation paid by the Company to non-employee directors, except Eric Brown who was not elected to the Board of Directors until April 7, 2011, for the fiscal year ended December 31, 2010.

Name(1) (a)	Fees earned or paid in cash ($)(2) (b)	Stock awards ($)(3) (c)	Option awards ($)(4) (d)	Non-equity incentive plan compensation ($)(e)	Change in pension value and nonqualified deferred compensation earnings ($)(f)	All other compensation ($)(g)	Total ($)(h)
Gill Cogan	$59,000	$153,840	$236,326	$—	$—	$—	$449,166
James S. Greene(5)	37,000	71,520	111,379	—	—	—	219,899
Dan Maydan	70,000	153,840	236,326	—	—	—	460,166
Richard Kashnow	55,250	153,840	236,326	—	—	—	445,416
Thomas Georgens	50,500	153,840	236,326	—	—	—	440,666

(1)	Guy Gecht, the Company’s Chief Executive Officer, and Fred Rosenzweig, the Company’s President, are not included in this table as they are employees of the Company and thus receive no compensation for their services as directors. The compensation received by Messrs. Gecht and Rosenzweig as employees of the Company is shown in the Summary Compensation Table for 2010 on page 50 of this Proxy Statement.
(2)	Fees earned or paid in cash reflect the following: In 2010, Messrs. Greene and Maydan received $6,500 and $10,000 in fees to correct for certain administrative errors in prior years. In addition, in 2010, Messrs. Cogan, Kashnow and Georgens refunded to the Company $1,500, $20,000 and $4,500, respectively, to correct for certain overpayments made to them due to administrative errors in prior years.
(3)	At December 31, 2010, the aggregate number of stock awards outstanding for each independent director, except Eric Brown who was not elected to the Board of Directors until April 7, 2011, was as follows:

Name	Restricted stock awards (#)	Restricted stock units (#)	Total (#)
Gill Cogan	3,000	15,000	18,000
James S. Greene(5)	—	—	—
Dan Maydan	3,000	15,000	18,000
Richard Kashnow	—	12,000	12,000
Thomas Georgens	—	12,000	12,000

(4)	At December 31, 2010, the aggregate number of option awards outstanding for each non-employee director, except Eric Brown who was not elected to the Board of Directors until April 7, 2011, was as follows:

Name	Options Outstanding
	Vested (#)	Unvested (#)	Total (#)
Gill Cogan	102,918	58,750	161,668
James S. Greene(5)	—	—	—
Dan Maydan	16,250	58,750	75,000
Richard Kashnow	26,000	64,000	90,000
Thomas Georgens	26,000	64,000	90,000

(5)	On April 1, 2010, James S. Greene informed the Company of his intention to not stand for re-election at the 2010 Annual Meeting.

The compensation of non-employee directors is determined by the Board of Directors. Employee members of the Board of Directors currently receive cash and equity compensation in connection with their employment with the Company and do not receive any additional compensation for service on the Board of Directors.

Cash Compensation    Non-employee directors receive cash compensation in the form of annual retainers and attendance fees per meeting of the Board of Directors and the Board Committees as set forth below:

	Annual Retainer			Meeting Fees
	Chairperson		Member	In Person	Telephone
Board of Directors	$	*	$25,000	$2,000	$1,000
Audit Committee		20,000	10,000	1,000	500
Compensation Committee		10,000	5,000	1,000	500
Nominating and Governance Committee		10,000	5,000	1,000	500

*	Annual Board chair retainer is effective January 1, 2011 and will be paid annually in the form of an RSU grant on the first trading day of the year calculated as $30,000 divided by the closing stock price on the trading day preceding the annual grant date.

The Company reimburses each non-employee director for out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors and of the Board Committees.

Equity Compensation.    Equity awards may be granted to the non-employee directors under the Company’s stock incentive plans from time to time. During 2010, the non-employee directors received two sets of equity award grants for a total of 50,000 and 12,000 stock options and restricted stock units, respectively (other than James S. Greene, who was not a member of the Board of Directors when the second set of grants was made and Eric Brown who was appointed to the Board of Directors on April 7, 2011). The options are scheduled to vest with respect to 25% of the shares subject to the option on the first anniversary of the grant date and with respect to an additional 2.5% of the shares subject to the option monthly thereafter over the next 30 months. The restricted stock units are scheduled to vest in annual installments over the four-year period after the grant date.

CERTAIN RELATIONSHIPS, RELATED PARTY TRANSACTIONS, DIRECTOR INDEPENDENCE, LEADERSHIP STRUCTURE AND RISK OVERSIGHT

Indemnification of Officers and Directors

As permitted under Delaware law, and pursuant to the Bylaws, the Company’s amended and restated certificate of incorporation (the “Certificate of Incorporation”) and the indemnification agreements that the Company has entered into with its current and former executive officers, directors and general counsel, the Company is required, subject to certain limited qualifications, to indemnify its executive officers, directors and general counsel for certain events or occurrences while the executive officer, director or general counsel is or was serving in such capacity at the Company’s request. The indemnification period covers all pertinent events and occurrences during the executive officer’s, director’s or general counsel’s lifetime. The maximum potential amount of future payments the Company may be obligated to make under these indemnification agreements is unlimited; however, the Company has director and officer insurance coverage that limits its exposure and may enable the Company to recover a portion of any future amounts paid.

Related Party Transactions

The Audit Committee was responsible for reviewing and approving in advance any proposed related party transactions as defined under Item 404 of Regulation S-K during 2010. The obligation of the Audit Committee to review and approve in advance any proposed related party transaction is set forth in writing in the Charter of the Audit Committee. Further, the Company’s Code of Business Conduct and Ethics provides that the nature of all related party transactions must be fully disclosed to the Chief Financial Officer, and, if determined to be material by the Chief Financial Officer, the Audit Committee must review and approve in writing in advance such related party transactions.

The Company has previously entered into employment agreements with its named executive officers. These agreements are described below under “Employment Agreements.”

There were no other related party transactions as defined under Item 404 of Regulation S-K during 2010.

Director Independence

The Board of Directors has determined that each of the non-employee directors is independent and that each director who serves on each of its Board Committees is independent, as the term is defined by the applicable rules of the SEC and the NASDAQ Rules.

Leadership Structure

Effective June 2007, the Board of Directors separated the roles of Chief Executive Officer and Chairman of the Board. The Board of Directors leadership structure is set forth in the Board of Directors Guidelines, revised in February 2011. The Board of Directors believes that the designation of an independent Chairman of the Board facilitates processes and controls that support a strong and independently functioning Board of Directors and further strengthens the effectiveness of the Board of Directors’ decision-making and appropriate monitoring of both compliance and performance. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board presides at all meetings of the stockholders and the Board of Directors at which he or she is present; establishes the agenda for each Board of Directors meeting; sets a schedule of an annual agenda, to the extent foreseeable; calls and prepares the agenda for and presides over separate sessions of the independent directors; acts as a liaison between the independent directors and the Company’s management and performs such other powers and duties as may from time to time be assigned to him by the Board of Directors or as may be prescribed by the Company’s bylaws. The independent Chairman of the Board is designated by the Board of Directors. Mr. Cogan has served as our Chairman of the Board since June 2007. Because Mr. Cogan meets the criteria for independence established by The NASDAQ, he also presides over separate meetings for the independent directors. The Board of Directors regularly observes such independent directors separate meeting time. The Board of Directors will review from time to time the appropriateness of its leadership structure and implement any changes at it may deem necessary.

Risk Oversight

On behalf of the Board of Directors, the Audit Committee plays a key role in the oversight of the Company’s risk management function performed by independent Business Risk Services (“BRS”), under the leadership of a BRS director (the “BRS Director”). BRS is an independent assessment function, responsible for advising management and the Board of Directors, through its Audit Committee, on the Company’s system of internal controls and management of business risks. BRS assists management and the Audit Committee in fulfilling their control responsibilities by providing regular reports, based on BRS’ reviews, that address: (i) compliance with laws, regulations, and internal policies and procedures; (ii) reliability of financial reporting; and (iii) efficiency and effectiveness of operations. BRS fulfills its objectives by providing analyses, assessments, recommendations, advice, and information to the management or the Audit Committee, as the case may be.

Each year, BRS develops an annual project plan based on assessed business risks and aligned with the Company’s control objectives. BRS fulfills its responsibilities according to such annual project plan approved by the Audit Committee and reports on the results in the implementation of the plan at the meetings of the Audit Committee. Certain risks or policies are also discussed by the Board of Directors. While compensated by the Company, the BRS Director reports directly to the Chairman of the Company’s Audit Committee.

Stock Ownership

In February 2011, the Board of Directors adopted a stock ownership policy for the Company’s directors, including executive officers serving as directors. The policy was adopted to further align the interests of our stockholders and directors. According to the policy, included in the Board of Directors’ Guidelines, directors are required to hold at least 10,000 shares of the Company’s common stock within the later of three years of first becoming a director or three years of the date of adoption of the stock ownership policy, and continue holding such required minimum as long as they continue serving as directors. In determining whether the stock ownership requirements are met, the Board of Directors shall take into account a director’s beneficial ownership, including shares of common stock held by the director, shares of common stock held in trust for the benefit of the director or his or her immediate family members, vested or unvested restricted stock and vested or unvested restricted stock units. The Nominating and Governance Committee may extend in its discretion the deadline for attainment of such stock ownership level.

COMMUNICATION WITH THE BOARD OF DIRECTORS

Pursuant to the process established by the Board of Directors, stockholders who wish to communicate with any member (or all members) of the Board of Directors should send such communications via regular mail addressed to the Company’s Secretary, at Electronics For Imaging, Inc., 303 Velocity Way, Foster City, California 94404. The Secretary will review each such communication and forward it to the appropriate member or members of the Board of Directors as he deems appropriate.

The Company encourages its directors to attend the Annual Meeting. Four (4) directors attended the Company’s last annual meeting.

PROPOSAL TWO

APPROVAL OF AMENDMENTS TO OUR 2009 EQUITY INCENTIVE AWARD PLAN

The Company’s stockholders are being asked to approve the following amendments to the Electronics For Imaging, Inc. 2009 Equity Incentive Award Plan (the “2009 Plan”), which were adopted, subject to stockholder approval, by the Board of Directors on April 7, 2011.

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Increase in Aggregate Share Limit.    The 2009 Plan currently limits the aggregate number of shares of Common Stock that may be delivered pursuant to all awards granted under the 2009 Plan to 5,000,000 shares. The proposed amendments would increase this limit by an additional 2,000,000 shares so that the new aggregate share limit for the 2009 Plan would be 7,000,000 shares. The proposed amendments would also increase the limit on the number of shares that may be delivered pursuant to “incentive stock options” granted under the 2009 Plan to 7,000,000 shares. For purposes of clarity, any shares that are delivered pursuant to incentive stock options also count against (and are not in addition to) the aggregate 2009 Plan share limit described above.

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Changes to and Extension of Performance-Based Award Feature.    The 2009 Plan offers the flexibility to grant certain performance-based awards designed to satisfy the requirements for deductibility of compensation under Section 162(m) of the U.S. Internal Revenue Code (the “Code”). These awards are referred to as “performance-based awards” and are in addition to other awards, such as stock options and stock appreciation rights, expressly authorized under the 2009 Plan which may also qualify as performance-based compensation for Section 162(m) purposes. If stockholders approve this 2009 Plan proposal, the Company will have the flexibility to grant certain performance-based awards that would be payable only in cash and not related to shares of the Company’s common stock, and the performance-based award feature of the 2009 Plan will be extended through the first annual meeting of our stockholders that occurs in 2016 (this expiration time is earlier than the general expiration date of the 2009 Plan and is required under applicable tax rules). See the section titled “Performance-based Awards” below.

As of March 31, 2011, a total of 3,042,236 shares of Common Stock were subject to outstanding awards granted under the 2009 Plan, and an additional 1,010,125 shares of Common Stock were then available for new award grants under the 2009 Plan. For all of the Company’s equity incentive plans (including the 2009 Plan), as of March 31, 2011, a total of 2,457,623 shares of Common Stock were subject to outstanding options (with a weighted-average exercise price of $14.61 and a weighted-average remaining term of 3.9 years), and a total of 2,489,740 shares of Common Stock were subject to “full-value awards” (awards other than stock options and stock appreciation rights). In each case, these numbers are calculated assuming that outstanding performance unit awards are ultimately paid out at target levels of performance.

If stockholders approve the proposed amendments to the 2009 Plan, equity-based awards granted by the Company during its 2011, 2012 and 2013 fiscal years will be structured such that the Company’s average annual burn rate with respect to such grants will not exceed 5.84% over this three-year period. For this purpose, the “burn rate” for any one particular fiscal year means the total number of shares of Company common stock issuable upon exercise or payment, as the case may be, of the equity-based awards granted by the Company in that fiscal year divided by the Company’s weighted average total number of shares of common stock issued and outstanding during that particular fiscal year. In calculating the burn rate, shares issuable upon exercise or payment, as the case may be, of equity-based awards other than options and stock appreciation rights will be counted as 2.0 shares for each share actually issuable in respect of the award. Shares issued in respect of equity-based awards that are initially granted by other entities and that are assumed or substituted for by the Company in connection with mergers and acquisitions will not be counted for purposes of calculating the burn rate.

The Company believes that incentives and stock-based awards focus employees on the objective of creating stockholder value and promoting the success of the Company, and that incentive compensation plans like the

2009 Plan are an important attraction, retention and motivation tool for participants in the plan. The Board of Directors approved the foregoing amendments to the 2009 Plan based, in part, on a belief that the number of shares of Common Stock currently available under the 2009 Plan does not give the Company sufficient authority and flexibility to adequately provide for future incentives. The Board of Directors believes that these amendments would give the Company greater flexibility to structure future incentives and better attract, retain and reward key employees.

If stockholders do not approve this proposal, the current share limits under, and other terms and conditions of, the 2009 Plan will continue in effect.

The following summarizes the terms of the 2009 Plan, and the summary is qualified in its entirety by reference to the full text of the 2009 Plan, which has been filed as an exhibit to the copy of this Proxy Statement that was filed electronically with the SEC and can be reviewed on the Securities and Exchange Commission’s website at http://www.sec.gov. You may also obtain, free of charge, a copy of the 2009 Plan by writing to:

Electronics For Imaging, Inc.

Attention: General Counsel

303 Velocity Way

Foster City, CA 94404

General

The Board believes that the 2009 Plan promotes the success and enhances the value of the Company by continuing to link the personal interests of participants to those of the Company and its stockholders and by providing participants with an incentive for outstanding performance to generate superior returns to our stockholders. The Board further believes that the 2009 Plan provides flexibility to the Company in its ability to motivate, attract and retain the services of for employees and consultants of the Company and its subsidiaries and members of the Board, or as applicable, members of the board of directors of a subsidiary (collectively, “Directors”) upon whose judgment, interest and special effort the successful operation of the Company is largely dependent.

The 2009 Plan provides for the grant of stock options (both incentive stock options and nonqualified stock options), restricted stock, stock appreciation rights, performance shares, performance stock units, dividend equivalents, stock payments, deferred stock, restricted stock units and performance-based awards to eligible participants. A summary of the principal provisions of the 2009 Plan is set forth below.

Section 162(m) of the Code generally limits the deductibility of compensation paid to certain executive officers of a publicly-held corporation to $1.0 million in any taxable year of the corporation. Certain types of compensation, including “qualified performance-based compensation,” are exempt from this deduction limitation. In order to qualify for the exemption for qualified performance-based compensation, Section 162(m) of the Code generally requires that:

•	The compensation be paid solely upon account of the attainment of one or more pre-established objective performance goals;

•	The performance goals must be established by a compensation committee comprised of two or more “outside directors;”

•	The material terms of the performance goals must be disclosed to and approved by the stockholders; and

•	The compensation committee of “outside directors” must certify that the performance goals have indeed been met prior to payment.

Section 162(m) contains a special rule for stock options and stock appreciation rights (“SARs”) which provides that stock options and SARs will satisfy the qualified performance-based compensation exception if the awards are made by a qualifying compensation committee, the plan sets forth the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date. The 2009 Plan has been designed to permit a committee, which may be the Board or a committee appointed by the Board (collectively, for the purposes of this Proposal Two, the “Committee”), to grant stock options, SARs and other awards which may qualify as qualified performance-based compensation under Section 162(m) of the Code. The Board has delegated general administrative authority for the 2009 Plan to the Compensation Committee.

Administration

The 2009 Plan is administered by the Committee, except that with respect to awards granted to independent directors, the Board administers the 2009 Plan. Unless otherwise determined by the Board, the Committee will consist solely of two or more Board members who are “outside directors” for purposes of Section 162(m) of the Code, Non-Employee Directors (as defined in Rule 16b-3(b)(3) of the Exchange Act) and “independent directors” under the NASDAQ rules. The Board or the Committee may delegate to a committee of one or more Board members or one or more Company officers the authority to grant or amend awards under the 2009 Plan to participants other than (i) senior Company executives who are subject to Section 16 of the Exchange Act, (ii) employees who are “covered employees” within the meaning of Section 162(m) of Code, and (iii) Company officers or Directors to whom the authority to grant or amend awards under the 2009 Plan has been delegated.

The Committee has the exclusive authority to administer the 2009 Plan, including the power to (i) designate participants under the 2009 Plan, (ii) determine the types of awards granted to participants under the 2009 Plan, the number of such awards, and the number of shares of our common stock subject to such awards, (iii) determine and interpret the terms and conditions of any awards under the 2009 Plan, including the vesting schedule, exercise price, whether to settle, or accept the payment of any exercise price, in cash, common stock, other awards or other property, and whether an award may be cancelled, forfeited or surrendered, (iv) prescribe the form of each award agreement, and (v) adopt rules for the administration, interpretation and application of the 2009 Plan.

Eligibility

Persons eligible to participate in the 2009 Plan include all employees (which includes officers of the Company), Directors and consultants of the Company and its subsidiaries, as determined by the Committee. As of February 28, 2011, approximately 1,983 employees and consultants and 4 non-employee directors were eligible to participate in the 2009 Plan.

Limitation on Awards and Shares Available

The aggregate number of shares of common stock that may be issued or transferred under the 2009 Plan is currently 5,000,000. In addition, no more than 5,000,000 shares of our common stock may be issued upon the exercise of incentive stock options. If stockholders approve this 2009 Plan proposal, the aggregate share limit for the 2009 Plan, and the limit on the number of shares that may be issued pursuant to incentive stock options, would be increased by an additional 2,000,000 shares.

The shares of common stock covered by the 2009 Plan may be treasury shares, authorized but unissued shares, or shares purchased in the open market. If an award under the 2009 Plan is forfeited (including a reimbursement of an unvested award upon a participant’s termination of employment at a price equal to the par value of the common stock subject to the award) or expired, any shares of common stock subject to the award may be used again for new grants under the 2009 Plan.

The maximum number of shares of common stock subject to one or more awards granted to any one employee under the 2009 Plan shall be (i) 2,000,000 as to awards granted to an employee during the fiscal year of the Company in which the employee is initially employed by the Company or any subsidiary and (ii) 1,000,000 as to awards granted to an employee in any subsequent fiscal year. (These limits also establish the maximum number of shares that may be subject to awards granted under the 2009 Plan to an employee during a fiscal year that are intended to qualify as “performance-based compensation” under Section 162(m).) If stockholders approve this 2009 Plan proposal, the Company will have flexibility to grant awards payable only in cash which are intended to qualify as performance-based compensation under Section 162(m). The maximum amount of compensation paid to an employee in any calendar year pursuant to such awards shall not exceed $5,000,000.

Awards

The 2009 Plan provides for grants of stock options (both incentive stock options and nonqualified stock options), restricted stock, stock appreciation rights, performance shares, performance stock units, dividend equivalents, stock payments, deferred stock, restricted stock units and performance-based awards. No determination has been made as to the types or amounts of awards that will be granted to specific individuals pursuant to the 2009 Plan.

Stock Options.    Stock options, including incentive stock options (as defined under Section 422 of the Code) and nonqualified stock options may be granted pursuant to the 2009 Plan. The exercise price of stock options granted pursuant to the 2009 Plan will not be less than 100% of the fair market value of the common stock on the date of grant. The exercise price of incentive stock options granted to any individual who owns, as of the date of grant, stock possessing more than 10% of the total combined voting power of all classes of our stock (the “Ten Percent Owner”) will not be less than 110% of the fair market value of the common stock on the date of grant. The maximum term of stock options granted under the 2009 Plan will be determined by the Committee, but in no event will exceed (i) five years with respect to incentive stock options granted to a Ten Percent Owner, or (ii) 10 years with respect to all other stock options. Upon the exercise of a stock option, the exercise price must be paid in full in cash, by tendering previously-acquired shares of common stock with a fair market value at the time of exercise equal to the aggregate exercise price of the option or the exercised portion thereof or by tendering other property acceptable to the Committee.

Restricted Stock.    Restricted stock awards may be granted pursuant to the 2009 Plan. A restricted stock award is the grant of shares of common stock at a price determined by the Committee (which may be satisfied by any consideration permitted under applicable law as determined by the Committee), that is subject to transfer restrictions and may be subject to substantial risk of forfeiture until specific conditions are met. Conditions may be based on continuing employment or achieving performance goals. During the period of restriction, participants holding shares of restricted stock may have full voting and dividend rights with respect to such shares. The restrictions will lapse in accordance with a schedule or other conditions determined by the Committee.

Stock Appreciation Rights.    A SAR is the right to receive payment of an amount equal to (i) the excess of (A) the fair market value of a share of common stock on the date of exercise of the SAR over (B) a value established by the Committee in the award agreement that is not less than the fair market value of a share of common stock on the date of grant of the SAR, multiplied by (ii) the aggregate number of shares of common stock subject to the SAR. Such payment will be in the form of cash, common stock or a combination of cash and common stock, as determined by the Committee, and SARs settled in common stock shall satisfy all of the restrictions imposed by the 2009 Plan upon stock option grants. Each SAR must be evidenced by a written award agreement with terms and conditions consistent with the 2009 Plan. The Committee shall determine the time or times at which a SAR may be exercised in whole or in part, provided that the term of any SAR shall not exceed ten years.

Restricted Stock Units.    Restricted stock units may be granted pursuant to the 2009 Plan, typically without consideration from the participant. Restricted stock units may be subject to vesting conditions including continued employment or achievement of performance criteria established by the Committee. Like restricted stock, restricted stock units may not be sold or otherwise transferred or hypothecated until the vesting conditions are satisfied. Unlike restricted stock, the common stock underlying restricted stock units will not be issued until the restricted stock units have vested, and recipients of restricted stock units generally will have no voting or dividend rights prior to the time when the vesting conditions are satisfied.

Performance Shares.    Awards of performance shares are denominated in a number of shares of common stock and may be linked to any one or more performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee.

Performance Stock Units.    Awards of performance stock units are denominated in unit equivalent of shares of common stock and/or units of value, including dollar value of shares of common stock, and may be linked to any one or more performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee.

Dividend Equivalents.    Dividend equivalents are rights to receive the equivalent value (in cash or common stock) of dividends paid on common stock. Dividend equivalents represent the value of the dividends per share of common stock paid by the Company, calculated with reference to the number of shares that are subject to any award held by the participant. Dividend equivalents are converted to cash or additional shares of common stock by such formula and at such time subject to such limitations as may be determined by the Committee.

Stock Payments.    Stock payments include payments in the form of common stock, options or other rights to purchase common stock made in lieu of all or any portion of the compensation that would otherwise be paid to the participant. The number of shares will be determined by the Committee and may be based upon performance criteria determined appropriate by the Committee, determined on the date such stock payment is made or on any date thereafter.

Deferred Stock.    Deferred stock may be awarded to participants and may be linked to any performance criteria determined to be appropriate by the Committee. Common stock underlying a deferred stock award will not be issued until the deferred stock award has vested, pursuant to a vesting schedule or performance criteria set by the Committee, and unless otherwise provided by the Committee, recipients of deferred stock generally will have no rights as a stockholder with respect to such deferred stock until the time the vesting conditions are satisfied and the stock underlying the deferred stock award has been issued.

Performance-Based Awards.    The Committee may grant awards to employees who are or may be “covered employees,” as defined in Section 162(m) of the Code, that are intended to be qualified performance-based compensation within the meaning of Section 162(m) of the Code in order to preserve the deductibility of these awards for federal income tax purposes. Participants are only entitled to receive payment for a performance-based award for any given performance period to the extent that pre-established performance goals set by the Committee for the period are satisfied. With regard to a particular performance period, the Committee will have the discretion to select the length of the performance period, the type of performance-based awards to be granted, and the goals that will be used to measure the performance for the period. In determining the actual size of an individual performance-based award for a performance period, the Committee may reduce or eliminate (but not increase) the award. Generally, a participant will have to be employed by the Company or any qualifying subsidiaries on the date the performance-based award is paid to be eligible for a performance-based award for any period. Stock options and SARs granted under the 2009 Plan will generally satisfy the exception for qualified performance-based compensation since they will be made by a qualifying compensation committee, the plan sets forth the maximum number of shares of common stock which may be subject to awards granted to any one participant during any calendar year, and the per share exercise price of options and SARs must be at least equal to the fair market value of a share of common stock on the date of grant. If stockholders approve this 2009 Plan proposal, the Company will also have the flexibility to grant certain performance-based awards that would be payable only in cash and not related to shares of the Company’s common stock.

Pre-established performance goals for awards intended to be qualified performance-based compensation within the meaning of Section 162(m) of the Code must be based on one or more of the following performance criteria: net earnings (either before or after interest, taxes, depreciation and amortization), economic value-added, sales or revenue, net income (either before or after taxes), operating earnings, operating income, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on capital, return on net assets, return on stockholders’ equity, return on assets, return on capital, stockholder returns, return on sales, gross or net profit margin, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings per share, price per share of common stock and market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.

Full Value Award Limitations.    Except as may be determined by the Committee in the event of a participant’s death, disability or retirement, or in connection with a change in control event, “Full Value Awards” (that is, restricted stock awards, performance share awards, performance stock unit awards, stock payment awards, dividend equivalents awards, deferred stock awards or restricted stock unit awards) that vest solely based on the passage of time must vest over a period of not less than three years and performance awards must vest over a period of not less than one year (which shall include fully-vested awards granted in lieu of cash awards that have been earned based on a performance period of at least one year). These vesting limitations shall not apply to a limited basket consisting of up to 10% of the shares of common stock available for issuance (as described in more detail above) or to awards granted to newly hired employees.

Transferability of Awards.    Awards cannot be assigned, transferred or otherwise disposed of by a participant other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved from time to time by the Committee. The Committee may provide in any award agreement that an award may be transferred to certain persons or entities related to a participant in the 2009 Plan, including but not limited to members of the participant’s family, charitable institutions or trusts or other entities whose beneficiaries or beneficial owners are members of the participant’s family and/or charitable institutions, or to such other persons or entities as may be expressly permitted by the Committee. Such permitted assignees shall be bound by and subject to such terms and conditions as determined by the Committee.

Adjustments to Awards

If there is a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the shares of common stock (or other securities of the Company) or the stock price of common stock (or other securities) and causes a change in the per share value of the common stock underlying outstanding awards, then the Committee shall make equitable adjustments to the number and type of securities subject to each outstanding award under the 2009 Plan, and the exercise price or grant price of such outstanding award (if applicable). The Committee can make other equitable adjustments it determines are appropriate to reflect such an event with respect to the aggregate number and kind of shares that may be issued under the 2009 Plan.

If there is any other combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or other change affecting the shares of common stock or the stock price of the common stock (other than an event described in the preceding paragraph), the Committee may, in its discretion:

•

equitably adjust the aggregate number and type of shares of common stock subject to the 2009 Plan, the terms and conditions of any outstanding awards (including any performance targets or criteria with respect thereto), and the grant or exercise price per share of outstanding awards;

•

provide for the termination of any award in exchange for an amount of cash (if any) and/or other property equal to the amount that would have been attained upon the exercise of such award or realization of the participant’s rights;

•	provide for the replacement of any award with other rights or property selected by the Committee in its sole discretion;

•	provide that any outstanding award cannot vest, be exercised or become payable after such event;

•	provide that awards may be exercisable, payable or fully vested as to shares of common stock covered thereby;

•

provide that any surviving corporation (or its parent or subsidiary) shall assume awards outstanding under the 2009 Plan or shall substitute similar awards for those outstanding under the 2009 Plan, with appropriate adjustment of the number and kind of shares and the prices of such awards; or

•

make adjustments (i) in the number and type of shares of common stock (or other securities or property) subject to outstanding awards or in the number and type of shares of restricted stock or deferred stock or (ii) to the terms and conditions of (including the grant or exercise price) and the criteria included in, outstanding rights, options and awards or future rights, options and awards.

Effect of a Change in Control

In the event of a change in control of the Company, an award shall become fully exercisable and all forfeiture restrictions on such award shall lapse, unless any surviving or acquiring entity assumes the participant’s outstanding award or substitutes an equivalent award.

Amendment and Termination

The Committee, subject to approval of the Board, may terminate, amend or modify the 2009 Plan at any time; provided, however, that stockholder approval will be obtained (i) for any amendment to the extent necessary and desirable to comply with any applicable law, regulation or stock exchange rule, (ii) to increase the number of shares of common stock available under the 2009 Plan, (iii) to permit options to be granted with a per share exercise price lower than fair market value on the date of grant, and (iv) to permit the Committee to extend the exercise period for an option beyond ten years from the date of grant. In addition, no option may be amended to reduce the per share exercise price of the shares subject to the option below the per share exercise price as of the date of grant and, except as described in the “Adjustments to Awards” section above or upon a change in control of the Company, no option may be granted in exchange for, or in connection with, the cancellation or surrender of an option having a higher per share exercise price.

In no event may an award be granted pursuant to the 2009 Plan on or after the tenth anniversary of the date the 2009 Plan was adopted by our Board.

Federal Income Tax Consequences

The U.S. federal income tax consequences of the 2009 Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the 2009 Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe state, local, or foreign tax consequences. Tax considerations may vary from locality to locality and depending on individual circumstances.

Section 409A of the Code.    Certain types of awards under the 2009 Plan, including deferred stock and restricted stock units, may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A are complied with, holders of such awards may be subject to tax earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to a 20% tax in addition to their ordinary tax liability in connection with the award (and, potentially, certain interest penalties). To the extent applicable, the 2009 Plan and awards granted under the plan will be structured and interpreted to comply with, or be exempt from, Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A. To the extent determined necessary or appropriate by the Committee, the 2009 Plan and applicable award agreements may be amended without award holder consent to exempt the applicable awards from Section 409A of the Code or to comply with Section 409A.

Non-Qualified Stock Options.    For federal income tax purposes, if participants are granted non-qualified stock options under the 2009 Plan, participants generally will not have taxable income on the grant of the option, nor will we be entitled to any deduction. Generally, on exercise of non-qualified stock options, participants will recognize ordinary income, and we will be entitled to a deduction, in an amount equal to the difference between the option exercise price and the fair market value of the common stock on the date of exercise. The basis that participants have in shares of common stock, for purposes of determining their gain or loss on subsequent disposition of such shares of common stock generally, will be the fair market value of the shares of common stock on the date the participants exercise their options. Any subsequent gain or loss will be generally taxable as capital gains or losses.

Incentive Stock Options.    There is no taxable income to participants when participants are granted an incentive stock option or when that option is exercised. However, the amount by which the fair market value of the shares of common stock at the time of exercise exceeds the option price will be an “item of adjustment” for participants for purposes of the alternative minimum tax. Gain realized by participants on the sale of an incentive stock option is taxable at capital gains rates, and no tax deduction is available to the Company, unless participants dispose of the shares of common stock within (i) two years after the date of grant of the option or (ii) within one year of the date the shares of common stock were transferred to the participant. If the shares of common stock are sold or otherwise disposed of before the end of the one-year and two-year periods specified above, the difference between the option exercise price and the fair market value of the shares of common stock on the date of the option’s exercise (or the date of sale, if less) will be taxed at ordinary income rates, and we will be entitled to a deduction to the extent that participants must recognize ordinary income. If such a sale or disposition takes place in the year in which participants exercise their options, the income such participants recognize upon sale or disposition of the shares of common stock will not be considered income for alternative minimum tax purposes.

Incentive stock options exercised more than three months after a participant terminates employment, other than by reason of death or disability, will be taxed as a non-qualified stock option, and the participant will have been deemed to have received income on the exercise taxable at ordinary income rates. We will be entitled to a tax deduction equal to the ordinary income, if any, realized by the participant.

Restricted Stock.    For federal income tax purposes, the grantee generally will not have taxable income on the grant of restricted stock, nor will we then be entitled to any deduction, unless the grantee makes a valid election under Section 83(b) of the Code. However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to a substantial risk of forfeiture, the grantee generally will recognize ordinary income, and we will be entitled to a corresponding deduction, for an amount equal to the difference between the fair market value of the shares at the date such restrictions lapse over the purchase price for the restricted stock.

Stock Appreciation Rights.    No taxable income is realized upon the receipt of a SAR, but upon exercise of the SAR, the fair market value of the shares of common stock received, determined on the date of exercise of the SAR, or the amount of cash received in lieu of shares, must be treated as compensation taxable as ordinary income to the grantee in the year of such exercise. We will be entitled to a deduction for compensation paid in the same amount which the grantee realized as ordinary income.

Performance Shares.    The grantee generally will not realize taxable income at the time of the grant of the performance shares, and we will not be entitled to a deduction at that time. When the award is paid, whether in cash or common stock, the grantee will have ordinary income, and we will be entitled to a corresponding deduction.

Performance Stock Units.    The grantee generally will not realize taxable income at the time of the grant of the performance stock units, and we will not be entitled to a deduction at that time. When the award is paid, whether in cash or common stock, the grantee will have ordinary income, and we will be entitled to a corresponding deduction.

Dividend Equivalents.    The grantee generally will not realize taxable income at the time of the grant of the dividend equivalents, and we will not be entitled to a deduction at that time. When a dividend equivalent is paid, the grantee will recognize ordinary income, and we will be entitled to a corresponding deduction.

Stock Payments.    If the grantee receives a stock payment in lieu of a cash payment that would otherwise have been made, he or she generally will be taxed as if the cash payment has been received, and we will have a deduction in the same amount.

Deferred Stock.    The grantee generally will not have taxable income upon the issuance of the deferred stock and we will not then be entitled to a deduction. However, when deferred stock vests and is issued to the grantee, he or she will realize ordinary income and we will be entitled to a deduction in an amount equal to the difference between the fair market value of the shares at the date of issuance over the purchase price, if any, for the deferred stock. Deferred stock may be subject to Section 409A of the Code, and the failure of any award of deferred stock that is subject to Section 409A to comply with Section 409A may result in adverse tax consequences to the grantee as described above.

Restricted Stock Units.    The grantee generally will not realize taxable income at the time of the grant of the restricted stock units, and we will not be entitled to a deduction at that time. When an award is paid, whether in cash or common stock, the grantee will have ordinary income, and we will be entitled to a corresponding deduction. Restricted stock units may be subject to Section 409A of the Code, and the failure of any restricted stock unit that is subject to Section 409A to comply with Section 409A may result in may result in adverse tax consequences to the grantee as described above.

Section 162(m) of the Code.    As described above, in general, under Section 162(m) of the Code, income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits) for certain executive officers exceeds $1.0 million (less the amount of any “excess parachute payments” as defined in Section 280G of the Code) in any taxable year of the corporation. However, under Section 162(m) of the Code, the deduction limit does not apply to certain “qualified performance-based compensation.”

In order to qualify for the exemption for qualified performance-based compensation, Section 162(m) of the Code generally requires that:

•	The compensation be paid solely upon account of the attainment of one or more pre-established objective performance goals;

•	The performance goals must be established by a compensation committee comprised of two or more “outside directors;”

•	The material terms of the performance goals must be disclosed to and approved by the stockholders; and

•	The compensation committee of “outside directors” must certify that the performance goals have indeed been met prior to payment.

Pursuant to a special rule under Section 162(m), stock options and stock appreciation rights will satisfy the “qualified performance-based compensation” exception if (i) the awards are made by a qualifying compensation committee, (ii) the plan sets the maximum number of shares that can be granted to any person within a specified period and (iii) the compensation is based solely on an increase in the stock price after the grant date. The 2009 Plan has been designed to permit the Committee to grant stock options and stock appreciation rights which will qualify as “qualified performance-based compensation.” In addition, performance-based awards are intended to qualify as “qualified performance-based compensation.”

Specific Benefits under the 2009 Equity Incentive Award Plan

The Company has not approved any awards that are conditioned upon stockholder approval of the proposed amendments to the 2009 Plan. The Company is not currently considering any other specific award grants under the 2009 Plan. If the additional shares that will be available under the 2009 Plan if stockholders approve the proposed amendments had been available for award purposes in 2010, the Company expects that its award grants made in 2010 would not have been substantially different from those actually made in that year under the 2009 Plan. For information regarding stock-based awards granted to the Company’s named executive officers during 2010, see the material under the heading “Executive Compensation” below.

The closing market price for a share of Common Stock as of March 31, 2011 was $14.71 per share.

AGGREGATE PAST GRANTS UNDER THE 2009 PLAN

As of March 31, 2011, awards covering 4,396,501 shares of Common Stock had been granted under the 2009 Plan. This number of shares includes shares subject to awards that expired or terminated without having been exercised and paid and became available for new award grants under the 2009 Plan. The following table shows information regarding the distribution of those awards among the persons and groups identified below, option exercises and restricted stock and restricted stock units vesting prior to that date, and option and unvested restricted stock and restricted stock unit holdings as of that date.

Name and Position	Number of Shares Subject to Past Option Grants	Number of Shares Acquired On Exercise	Number of Shares Underlying Options as of March 31, 2011		Number of Shares/Units Subject to Past Restricted Stock/Unit Grants	Number of Shares/Units Vested as of 3/31/11	Number of Shares/Units Outstanding and Unvested as of 3/31/11
			Exercisable	Unexercisable
Executive Group:
Guy Gecht
Chief Executive Officer and Director	440,800	—	49,534	391,266	294,826	79,569	215,257
Fred Rosenzweig
President and Director	158,000	—	18,009	139,991	148,370	50,926	97,444
Vincent Pilette(1)
Former Chief Financial Officer	—	—	—	—	166,355	—	166,355

Total for Current Executive Group (3 persons):	598,800	—	67,543	531,257	609,551	130,495	479,056

Gordon Heneweer(1)
Former Interim Chief Financial Officer	—	—	—	—	40,052	15,310	24,742
John Ritchie(1)
Former Chief Financial Officer	99,000	—	—	—	43,917	—	—

Executives (included with All Employees)	99,000	—	—	—	83,969	15,310	24,742

Non-Employee Director Group:
Gill Cogan	50,000	—	6,875	43,125	14,096	1,500	12,596
Thomas Georgens	50,000	—	6,875	43,125	12,000	1,500	10,500
Richard Kashnow	50,000	—	6,875	43,125	12,000	1,500	10,500
Dan Maydan	50,000	—	6,875	43,125	12,000	1,500	10,500

Total for Current Non-Employee Director Group (4 persons):	200,000	—	27,500	172,500	50,096	6,000	44,096

Each other person who has received 5% or more of the options, warrants or rights under the 2009 Plan	—	—	—	—	—	—	—

All employees, including all current officers who are not executive officers or directors, as a group	289,000	2,000	40,337	102,663	2,649,054	809,144	1,577,284

Total	1,087,800	2,000	135,380	806,420	3,308,701	945,639	2,100,436

(1)	Mr. Heneweer was appointed the Company’s Chief Financial Officer on an interim basis effective May 10, 2010, replacing Mr. Ritchie in that position. Vincent Pilette was appointed the Company’s Chief Financial Officer, effective January 1, 2011.

Messrs. Gecht and Rosenzweig and each of the non-employee directors identified above is a nominee for re-election as a director at the 2011 annual meeting.

Vote Required

The affirmative vote of a majority of the shares having voting power present in person or represented by proxy at the Annual Meeting is required for the approval of the 2009 Plan. Abstentions and broker non-votes will be counted towards the tabulation of voting power and presence and will have the same effect as negative votes. Should stockholder approval of this proposal not be obtained, then the 2009 Plan amendments will not be implemented.

Recommendation of the Board of Directors

The Company’s Board of Directors recommends a vote “FOR” the approval of the amendments to the 2009 Plan. Proxies received by the Company will be voted “FOR” this proposal unless the stockholder specifies otherwise in the proxy.

PROPOSAL THREE

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is providing its stockholders with the opportunity to cast an advisory vote on executive compensation as described below. The Company believes that it is appropriate to seek the views of stockholders on the design and effectiveness of the Company’s executive compensation program.

The Company’s goal for its executive compensation program is to attract, motivate and retain a talented and dynamic team of executives. The Company seeks to accomplish this goal in a way that rewards performance and is aligned with its stockholders’ long-term interests. The Company believes that its executive compensation program, which emphasizes long-term equity awards, satisfies this goal and is strongly aligned with the long-term interests of its stockholders.

The Compensation Discussion and Analysis, beginning on page 37 of this Proxy Statement, describes the Company’s executive compensation program and the decisions made by the Compensation Committee in 2010 in more detail. Highlights of the program include the following:

•

Executive compensation is allocated among base salaries and short and long-term compensation. The base salaries are fixed in order to provide the executives with a stable cash income, which allows them to focus on the Company’s issues and objectives as a whole, while the short and long-term compensation are designed to both reward Company’s overall performance and align the named executive officers’ interests with those of our stockholders.

•

Our executive compensation program is designed to pay for performance. For 2010, the vast majority of the total direct compensation for our named executive officers was in the form of incentive compensation. For example, in 2010, approximately 82% of the total direct compensation for our Chief Executive Officer and approximately 72% of the total direct compensation for our President was in the form of incentive compensation tied to the achievement of specific financial performance goals and/or the level of our stock price. For these purposes, “total direct compensation” consists of the executive’s base salary, annual incentive award and long-term equity awards based on the grant date fair value of the award as determined under the accounting principles used in the Company’s financial reporting.

•

Our executive annual performance-based bonus program is intended to encourage our named executive officers to focus on specific short-term goals important to our success. Our named executive officers’ annual bonus awards are determined based on a combination of objective performance criteria. The awards payable under our annual bonus program are subject to a maximum payout, which limits the overall payout potential.

•

Awards to our named executive officers under our annual bonus program for fiscal year 2010 were made in the form of performance-based restricted stock unit awards that are important to help further align named executive officers’ interests with those of our stockholders because the ultimate value of the awards is tied to the Company’s stock price. The performance measures used to determine the payment of awards to our named executive officers are Company-wide measures only, designed to encourage our named executive officers to make decisions that are in the best long-term interests of the Company and our stockholders.

•

The Company’s current practice is to grant our named executive officers both options and restricted stock units. This mixture is designed to provide a balance between the goals of increasing the price of our common stock (as stock options only have value if the stock price increases after the option is granted) and avoiding risks that could threaten our growth and stability (as restricted stock units are exposed to decreases in our stock price). Because grants are subject to long-term vesting schedules, they help ensure that executives always have significant value tied to long-term stock price performance.

•

Mr. Gecht owns approximately 2% of the Company’s outstanding common stock and Mr. Rosenzweig owns approximately 1% of the Company’s outstanding common stock which significantly aligns their interests with the stockholders’ interests.

The Company believes the compensation program for the named executive officers is instrumental in helping the Company achieve its financial performance. In 2010, the Company’s revenue grew to $504.0 million, representing an increase of approximately $103 million or 26% over the prior year.

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, our Board of Directors will request your advisory vote on the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables), is hereby approved.

Vote Required

The approval of the executive compensation requires the affirmative vote of the holders of a majority of shares of common stock present in person or represented by proxy and entitled to vote thereon, at the Annual Meeting. As an advisory vote, this proposal is not binding on the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will continue to consider the outcome of the vote when making future compensation decisions for named executive officers.

Recommendation of the Board of Directors

The Company’s Board of Directors recommends a vote “FOR” the executive compensation.

PROPOSAL FOUR

NON-BINDING ADVISORY VOTE ON FREQUENCY

OF VOTE ON EXECUTIVE COMPENSATION

As described in the Non-Binding Advisory Vote on Executive Compensation proposal above, the Company’s stockholders are being provided the opportunity to cast an advisory vote on the Company’s executive compensation program. The advisory vote on executive compensation described in Proposal Three above is referred to as a “say-on-pay vote.”

This Proposal Four affords stockholders the opportunity to cast an advisory vote on how often the Company should include a say-on-pay vote in its proxy materials for future annual shareholder meetings (or special shareholder meeting for which the Company must include executive compensation information in the proxy statement for that meeting).

The Company’s executive compensation program includes long-term incentives that are intended to promote and measure performance over multiple years. The Company believes that holding say-on-pay votes every three years will provide stockholders sufficient time to evaluate the effectiveness of our executive compensation program in relation to the Company’s long-term business results. A triennial vote will also give the Board sufficient time to engage with stockholders to understand advisory vote results, respond to stockholders’ feedback about company pay practices, and to implement any necessary changes to our executive compensation program. The Compensation Committee, which administers the Company’s executive compensation program, values the opinions expressed by stockholders in these votes and will consider the outcome of these votes in making its decisions on executive compensation.

Vote Required

This proposal on the frequency of future advisory say-on-pay votes is advisory only and will not be binding on the Company. In voting on this proposal, you will be able to indicate your preference regarding the frequency of future say-on-pay votes by specifying a choice of one year, two years or three years. If you do not have a preference regarding the frequency of future say-on-pay votes, you should abstain from voting on the proposal. Stockholders are not voting to approve or disapprove the recommendation of the Board of Directors. Although non-binding, the Board and the Compensation Committee will carefully review the voting results. Notwithstanding the recommendation of the Board of Directors and the outcome of the stockholder vote, the Board of Directors may in the future decide to conduct advisory votes on executive compensation on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to the Company’s executive compensation program.

Recommendation of the Board of Directors

The Company’s Board of Directors recommends that stockholders vote on frequency of vote on executive compensation to hold say-on-pay votes EVERY THREE YEARS (as opposed to every year or every two years).

PROPOSAL FIVE

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP has served as the Company’s independent registered public accounting firm since 1992 and has been appointed by the Audit Committee to continue as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

Stockholder ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011 is not required by law, by the NASDAQ Rules, or by the Certificate of Incorporation or Bylaws. However, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the Company’s stockholders for ratification as a matter of good corporate governance and practice. If the stockholders fail to ratify the appointment, the Board of Directors will reconsider whether to retain that firm. Even if the selection is ratified, the Company may appoint a different independent registered public accounting firm during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

During the fiscal years ended December 31, 2010 and 2009, PricewaterhouseCoopers LLP provided various audit, audit related and non-audit services to the Company as follows (in thousands):

	2010	2009
Audit fees(a)	$1,267	$1,346
Audit related fees(b)	10	51
Tax fees	—	—
All other fees(c)	—	1

Total	$1,277	$1,398

(a)	Audit fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements, review of the interim consolidated financial statements included in quarterly reports, and services normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings and engagements.
(b)	Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations in connection with acquisitions, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.
(c)	All other fees consist of services provided in connection with other services.

The Audit Committee is responsible for pre-approving audit and non-audit services to be provided to the Company by the independent auditors (or subsequently approving non-audit services in those circumstances where a subsequent approval is necessary and permissible). In this regard, the Audit Committee has the sole authority to approve the employment of the independent auditors, all audit engagement fees and terms and all non-audit engagements, as may be permissible, with the independent auditors.

The Audit Committee has considered whether provision of the services described in sections (b), (c) and (d) above is compatible with maintaining the independent auditors’ independence and has determined that such services have not adversely affected PricewaterhouseCoopers LLP’s independence. All of the services of each of (b), (c) and (d) were pre-approved by the Audit Committee.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. The representatives will have an opportunity to make a statement and will be available to respond to appropriate questions.

Vote Required

The ratification of the selection of PricewaterhouseCoopers LLP requires the affirmative vote of the holders of a majority of shares of common stock present in person or represented by proxy and entitled to vote thereon, at the Annual Meeting.

Recommendation of the Board of Directors

The Company’s Board of Directors recommends a vote “FOR” the ratification of the appointment of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. Proxies received by the Company will be voted “FOR” this proposal unless the stockholder specifies otherwise in the proxy.

SECURITY OWNERSHIP

Except as otherwise indicated below, the following table sets forth certain information regarding beneficial ownership of common stock as of April 8, 2011 by: (1) each of the Company’s current directors; (2) each of the named executive officers listed in the Summary Compensation Table for 2010 on page 50 of this Proxy Statement (collectively, the Company’s “named executive officers”); (3) each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company’s common stock based upon Schedules 13G filed with the SEC; and (4) all of the Company’s directors and executive officers as a group. As of April 8, 2011, there were 46,890,219 shares of common stock outstanding.

Shares of common stock subject to options or other rights that are currently exercisable or exercisable within 60 days of April 8, 2011 are considered outstanding and beneficially owned by the person holding the options or other rights for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated below, the address of each beneficial owner listed below is c/o Electronics For Imaging, Inc., 303 Velocity Way, Foster City, California 94404.

	Common stock
Name of beneficial owner(1)	Number of shares	Percentage owned
Ameriprise Financial, Inc.(2)	8,256,040	17.61%
145 Ameriprise Financial Center
Minneapolis MN 55474
Dimensional Fund Advisors, LP(3)	3,240,921	6.91
Palisades West, Building One
6300 Bee Cave Road
Austin TX 78746
BlackRock, Inc.(4)	3,197,486	6.82
40 East 52nd Street
New York NY 10022
Third Avenue Management LLC(5)	4,027,136	8.59
622 Third Avenue
32nd Floor
New York NY 10017

Guy Gecht(6)	846,883	1.81
Fred Rosenzweig(7)	602,678	1.29
John Ritchie(8)	59,927	*
Gill Cogan(9)	120,668	*
Dan Maydan(10)	36,060	*
Thomas Georgens(11)	40,625	*
Richard Kashnow(12)	40,625	*
Eric Brown(13)	—	*
Gordon Heneweer(14)	11,225	*
Vincent Pilette(15)	—	*

All current executive officers and directors as a group (9 persons)(16)	1,758,691	3.75%

*	Less than one percent.
(1)

This table is based upon information supplied by officers, directors, and principal stockholders on Schedules 13G and Forms 4 filed with the SEC as of April 8, 2011. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 46,890,219 shares outstanding on April 8, 2011, adjusted as required by rules promulgated by the SEC.
(2)	Beneficial ownership information is based on information contained in Schedule 13G, as amended, filed with the SEC on February 11, 2011 by Ameriprise Financial, Inc. (“AFI”), Columbia Management Investment Advisers, LLC (“CMIA”), Columbia Seligman Communications & Information Fund, Inc. (“C&I Fund”), and Seligman Tech Spectrum Fund, Inc (“STS Fund”). The Schedule 13G indicates that each of AFI and CMIA has shared voting power as to 2,910,902 shares and shared dispositive power as to 8,256,040 shares. C&I Fund has sole voting and dispositive powers as to 4,784,000 shares. STS Fund has sole voting and dispositive powers as to 2,495,000 shares. CMIA, in its capacity as investment adviser, may be deemed to beneficially own the shares of common stock reported by C&I Fund and STS Fund. AFI, as the parent company of CMIA, may be deemed to beneficially own the shares reported by CMIA. AFI, together with CMIA, C&I Fund, and STS Fund, beneficially own 8,256,040 shares.
(3)	Beneficial ownership information is based on information contained in Schedule 13G, as amended, filed with the SEC on February 11, 2011 by Dimensional Fund Advisors LP. The Schedule 13G states that Dimensional Fund Advisors, LP has sole voting power as to 3,138,640 shares of common stock and sole dispositive power as to 3,240,921 shares of common stock subject to the following qualification. Dimensional Fund Advisors LP furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts, and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser, and/or manager, neither Dimensional Fund Advisors LP or its subsidiaries possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. Dimensional Fund Advisors LP disclaims beneficial ownership of such securities.
(4)	Beneficial ownership information is based on information contained in Schedule 13G, as amended, filed with the SEC on February 4, 2011 by BlackRock, Inc. BlackRock, Inc. has sole voting and dispositive power as to 3,197,486 shares of common stock.
(5)	Beneficial ownership information is based on information contained in Schedule 13G filed with the SEC on February 14, 2011 by Third Avenue Management LLC. Third Avenue Management LLC (“TAM”) has sole voting power as to 3,849,886 shares of common stock and sole dispositive power as to 4,027,136 shares of common stock. Transamerica Third Avenue Value VP, an investment company registered under the Investment Company Act of 1940, has the right to receive dividends from, and the proceeds from the sale of, 84,921 of the shares reported by TAM, Met Investors Series Trust-Third Avenue Small Cap Portfolio, an investment company registered under the Investment Company Act of 1940, has the right to receive dividends from, and the proceeds from the sale of, 1,301,511 of the shares reported by TAM, OFI Select-Third Avenue US Equity Fund (SICAV), an offshore fund for which TAM acts as investment advisor, has the right to receive dividends from, and the proceeds from the sale of, 42,700 of the shares reported by TAM, Transamerica Third Avenue Value, an investment company registered under the Investment Company Act of 1940, has the right to receive dividends from, and the proceeds from the sale of, 202,436 of the shares reported by TAM, Third Avenue Small Cap Value Fund, an investment company registered under the Investment Company Act of 1940, has the right to receive dividends from, and the proceeds from the sale of, 886,668 of the shares reported by TAM, Third Avenue Small Cap Value Fund UCITS, an umbrella open-ended investment company authorized by the Irish Financial Services Regulatory Authority under the European Communities (Undertakings for Collective Investment in Transferable Securities) Regulations, has the right to receive dividends from, and the proceeds from the sale of, 5,000 of the shares reported by TAM, Touchstone Variable Series Trust-Touchstone Third Avenue Value Fund, an investment company registered under the Investment Company Act of 1940, has the right to receive dividends from, and the proceeds from the sale of, 62,600 of the shares reported by TAM, and various separately managed accounts for whom TAM acts as investment advisor have the right to receive dividends from, and the proceeds of the sale of, 1,441,300 of the shares reported by TAM.

(6)	Includes 579,550 shares of common stock issuable upon the exercise of options granted to Mr. Gecht under the 2004, 2007, and 2009 equity incentive plans, which are currently exercisable and/or exercisable within 60 days of April 8, 2011.
(7)	Includes 425,261 shares of common stock issuable upon the exercise of options granted to Mr. Rosenzweig under the 1999, 2004, 2007 and 2009 equity incentive plans, which are currently exercisable and/or exercisable within 60 days of April 8, 2011.
(8)	Mr. Ritchie resigned as Chief Financial Officer effective May 7, 2010. The beneficial ownership of Mr. Ritchie is as of May 7, 2010.
(9)	Includes 94,168 shares of common stock issuable upon the exercise of options granted to Mr. Cogan under the 1999, 2004, 2007 and 2009 equity incentive plans, which are currently exercisable and/or exercisable within 60 days of April 8, 2011.
(10)	Includes 27,500 shares of common stock issuable upon the exercise of options granted to Mr. Maydan under the 2007 and 2009 equity incentive plan, which are currently exercisable and/or exercisable within 60 days of April 8, 2011.
(11)	Includes 39,125 shares of common stock issuable upon the exercise of options granted to Mr. Georgens under the 2007 and 2009 equity incentive plan, which are currently exercisable and/or exercisable within 60 days of April 8, 2011.
(12)	Includes 39,125 shares of common stock issuable upon the exercise of options granted to Mr. Kashnow under the 2007 and 2009 equity incentive plan, which are currently exercisable and/or exercisable within 60 days of April 8, 2011.
(13)	Mr. Brown was appointed by the Board of Directors of the Company as a Director on April 7, 2011. Mr. Brown does not hold any options which are currently exercisable and/or exercisable within 60 days of April 8, 2011.
(14)	Mr. Heneweer served as the Company’s interim Chief Financial Officer from May 10, 2010 through and including December 31, 2010. The beneficial ownership of Mr. Heneweer is as of December 31, 2010.
(15)	Mr. Pilette became our Chief Financial Officer on January 1, 2011. Mr. Pilette does not hold any options which are currently exercisable and/or exercisable within 60 days of April 8, 2011.
(16)	Includes an aggregate of 1,204,729 shares of common stock issuable upon the exercise of options granted to executive officers and directors collectively under the 1999, 2004, 2007, and 2009 equity incentive plans, which are currently exercisable and/or exercisable within 60 days of April 8, 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers, directors and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities to file reports of security ownership and changes in such ownership with the SEC. Officers, directors and greater than ten percent beneficial owners are also required by rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such forms furnished to the Company, or written representations that no Form 5 filings were required, the Company believes that during the period from January 1, 2010 to December 31, 2010, all Section 16(a) filing requirements were timely met.

EXECUTIVE OFFICERS

The following table lists certain information regarding the Company’s executive officers as of December 31, 2010:

Name	Age	Position
Guy Gecht	45	Chief Executive Officer
Fred Rosenzweig	55	President
Gordon Heneweer(1)	48	Former Interim Chief Financial Officer
John Ritchie(2)	45	Former Chief Financial Officer

(1)	Gordon Heneweer served as the Company’s interim Chief Financial Officer from May 10, 2010 through December 31, 2010.
(2)	John Ritchie served as the Company’s Chief Financial Officer from April 1, 2006 through May 10, 2010.

Mr. Gecht was appointed Chief Executive Officer of the Company on January 1, 2000. From July 1999 to January 2000, he served as President of the Company. From January 1999 to July 1999, he was Vice President and General Manager of Fiery products of the Company. From October 1995 through January 1999, he served as Director of Software Engineering. Prior to joining the Company, Mr. Gecht was Director of Engineering at Interro Systems, a technology company, from 1993 to 1995. From 1991 to 1993, he served as Software Manager of ASP Computer Products, a networking company and from 1990 to 1991, he served as Manager of Networking Systems for Apple Israel, a technology company. From 1985 to 1990, he served as an officer in the Israeli Defense Forces, managing an engineering development team, and later was an acting manager of one of the IDF high-tech departments. Mr. Gecht currently serves as a member of the board of directors, audit committee and compensation committee of Check Point Software Technologies Ltd., a global information technology security company. Mr. Gecht holds a B.S. in Computer Science and Mathematics from Ben Gurion University in Israel.

Mr. Rosenzweig was appointed President of the Company as of January 1, 2000. From July 1999 to January 2004, he served as Chief Operating Officer of the Company. From August 1998 to July 1999, Mr. Rosenzweig served as Executive Vice President of the Company. From January 1995 to August 1998, Mr. Rosenzweig served as Vice President, Manufacturing and Support of the Company. From May 1993 to January 1995, Mr. Rosenzweig served as Director of Manufacturing of the Company. Prior to joining the Company, from July 1992 to May 1993, he was a plant general manager at Tandem Computers Corporation, a computer company. From October 1989 to July 1992, Mr. Rosenzweig served as a systems and peripheral test manager at Tandem Computers Corporation. Mr. Rosenzweig holds a B.S. in Metallurgical Engineering from Pennsylvania State University and an M.B.A. from University of California at Berkeley.

Mr. Heneweer served as interim Chief Financial Officer of the Company from May 10, 2010 through December 31, 2010. Mr. Heneweer joined the Company in April 2007 as Vice President, Finance, and was responsible for the Company’s global Accounting and Finance functions. From 1995 to 2007, Mr. Heneweer served in a variety of financial management capacities at Applied Materials, Inc., a semiconductor fabrication equipment and services supplier, most recently as Managing Director of Global Financial Planning and Analysis. Prior to Applied Materials, Mr. Heneweer held various accounting and finance related positions at New United Motor Manufacturing (NUMMI), a Toyota Motor Corporation and General Motors Corporation automotive joint-venture, and at Wadsworth Publishing, a division of The Thomson Corporation, an information services and publishing company. Mr. Heneweer holds an MBA from Golden Gate University, San Francisco and a B.S. in Finance from California State University, Fresno.

Mr. Ritchie served as Chief Financial Officer of the Company from April 1, 2006 through May 10, 2010. From January 2001 to March 31, 2006, Mr. Ritchie served as the Company’s Vice President of Finance. From March 1996 to January 2001, Mr. Ritchie served in a variety of capacities at Splash Technology Holdings, Inc., a leading developer and supplier of digital imaging software and hardware, most recently as Chief Financial

Officer. Prior to Splash, Mr. Ritchie held various accounting and finance positions at Western Waste Industries, Inc., an environmental services company focused on technology applications to recover high value materials from the waste stream, Océ, Inc., a Dutch-headquartered, multi-national based developer and manufacturer of imaging equipment, and Mariani Packing Company, an agricultural company. Mr. Ritchie holds a B.A. in Business Administration from San Jose State University.

COMPENSATION DISCUSSION AND ANALYSIS

The following sections of this proxy statement describe the Company’s compensation arrangements with its named executive officers (below also referred to as the “executives”), who, for fiscal year 2010, included Guy Gecht, Chief Executive Officer; Fred Rosenzweig, President; Gordon Heneweer, interim Chief Financial Officer; and John Ritchie, former Chief Financial Officer. As noted below, Vincent Pilette was appointed Chief Financial Officer effective January 1, 2011 and, under SEC rules, was not one of the Company’s named executive officers for 2010.

Executive Summary

The Company believes that compensation paid to the named executive officers should be closely aligned with the performance of the Company on both a short-term and long-term basis, and linked to specific, measurable results intended to create value for stockholders. The Compensation Committee oversees the executive compensation program and determines the compensation for the named executive officers.

The compensation of the named executive officers consists primarily of three elements—a base salary, an annual incentive program and long-term equity awards in the form of options and restricted stock units—that are designed to reward executives for performance and to promote retention among our executive team.

This Compensation Discussion and Analysis describes the Company’s executive compensation program and the decisions made by the Compensation Committee in 2010 in more detail. Highlights of the program include the following:

•

Executive compensation is allocated among base salaries and short and long-term compensation. The base salaries are fixed in order to provide the executives with a stable cash income, which allows them to focus on the Company’s issues and objectives as a whole, while the short and long-term compensation are designed to both reward Company’s overall performance and align the named executive officers’ interests with those of our stockholders.

•

Our executive compensation program is designed to pay for performance. For 2010, the vast majority of the total direct compensation for our named executive officers was in the form of incentive compensation. For example, in 2010, approximately 82% of the total direct compensation for our Chief Executive Officer and approximately 72% of the total direct compensation for our President was in the form of incentive compensation tied to the achievement of specific financial performance goals and/or the level of our stock price. For these purposes, “total direct compensation” consists of the executive’s base salary, annual incentive award and long-term equity awards based on the grant date fair value of the award as determined under the accounting principles used in the Company’s financial reporting.

•

Our executive annual performance-based bonus program is intended to encourage our named executive officers to focus on specific short-term goals important to our success. Our named executive officers’ annual bonus awards are determined based on a combination of objective performance criteria. The awards payable under our annual bonus program are subject to a maximum payout, which limits the overall payout potential.

•	Awards to our named executive officers under our annual bonus program for fiscal year 2010 were made in the form of performance-based restricted stock unit awards that are important to help further align named executive officers’ interests with those of our stockholders because the ultimate value of the awards is tied to the Company’s stock price. The performance measures used to determine the payment of awards to our named executive officers are Company-wide measures only, designed to encourage our named executive officers to make decisions that are in the best long-term interests of the Company and our stockholders.

•

The Company’s current practice is to grant our named executive officers both options and restricted stock units. This mixture is designed to provide a balance between the goals of increasing the price of our common stock (as stock options only have value if the stock price increases after the option is granted) and avoiding risks that could threaten our growth and stability (as restricted stock units are exposed to decreases in our stock price). Because grants are subject to long-term vesting schedules, they help ensure that executives always have significant value tied to long-term stock price performance.

•

Mr. Gecht owns approximately 2% of the Company’s outstanding common stock and Mr. Rosenzweig owns approximately 1% of the Company’s outstanding common stock which significantly aligns their interests with the stockholders’ interests.

The Company believes the compensation program for the named executive officers is instrumental in helping the Company achieve its financial performance. In 2010, the Company’s revenue grew to $504.0 million, representing an increase of approximately $103 million or 26% over the prior year.

Compensation Objectives and Philosophy

The Company’s compensation objectives and philosophy provide the guiding principles for decisions made by the Compensation Committee for compensation to be paid to the Company’s named executive officers. The Compensation Committee believes that compensation paid to the named executive officers should be closely aligned with the performance of the Company on both a short-term and long-term basis, and linked to specific, measurable results intended to create value for stockholders. In establishing compensation programs for the named executive officers for fiscal year 2010, the Compensation Committee considered the following principles and objectives:

•	attract and retain individuals of superior ability and managerial talent;

•	help ensure compensation is closely aligned with the Company’s corporate strategies, business and financial objectives and the long-term interests of the Company’s stockholders;

•	create incentives to achieve key strategic and financial performance goals of the Company by linking executive incentive award opportunities to the achievement of these goals; and

•	help ensure that the total compensation is fair, reasonable and competitive.

The Compensation Committee of the Board of Directors

The Compensation Committee, serving under a charter adopted by the Board of Directors, is composed entirely of outside directors who have never served as officers of the Company. Under the charter, the Compensation Committee has responsibility for approving and evaluating matters relating to the overall compensation philosophy, compensation plans, policies and programs of the Company. This includes periodically reviewing and approving the Company named executive officers’ annual base salaries, incentive bonus programs, equity compensation, employment agreements, severance arrangements, change in control agreements or provisions, as well as any other benefits or compensation arrangements for the named executive officers. In certain circumstances, the Compensation Committee may solicit input from the full Board of Directors before making final decisions relating to compensation of the named executive officers (below also referred to as “executive compensation”). In fulfilling its responsibilities, the Compensation Committee may consider, among other things, industry and general best practices, benchmark data and marketplace developments. Messrs. Cogan and Maydan served on the Compensation Committee during 2010 and continue to serve as of the date of this Proxy Statement.

Role of Management in Assisting Compensation Decisions

Members of the executive management team of the Company, such as the named executive officers and the Vice President of Human Resources (“Executive Management”), provide administrative assistance and support for the Compensation Committee from time to time. Members of Executive Management also may provide recommendations and information to the Compensation Committee to consider, analyze and review in connection with any compensation proposal for the named executive officers. Members of Executive Management do not have any final decision-making authority in regards to named executive officer compensation, and no member of Executive Management provides any recommendations to the Compensation Committee with respect to his or her own compensation. The Compensation Committee reviews any recommendations and information provided by Executive Management, and approves the final executive compensation package.

Use of Outside Advisors

The Compensation Committee may use consultants to assist in the evaluation of compensation for the named executive officers. The Compensation Committee has the sole authority to retain and terminate any compensation consultant engaged to perform these services. The Compensation Committee also has authority to obtain advice and assistance from internal or external legal, accounting, or other advisers.

The Compensation Committee retained Mercer (US) Inc. (“Mercer”) to provide information, analyses, and advice regarding executive and director compensation, as described below. Mercer was selected as the consultant to the Compensation Committee in 2007 after an interview process with several compensation consulting firms. The Compensation Committee evaluates Mercer on an annual basis. In 2010, Mercer advised the Compensation Committee on a variety of compensation-related issues, including:

•	compensation strategy;

•	pay levels;

•	short-term incentive pay;

•	long-term incentive pay;

•	peer group;

•	emerging compensation trends;

•	assessment of the competiveness of outside directors compensation; and

•	the Compensation Committee agenda and annual calendar.

In 2010 and 2011, Mercer also assisted the Compensation Committee in its assessment of the potential relationship between the Company’s compensation program and risk taking by management. For more information, see the “Compensation Risk Assessment” section on page 58 of this Proxy Statement.

In the course of conducting its activities, Mercer attended meetings of the Compensation Committee and presented its findings and recommendations for discussion. During the course of the year, Mercer worked with management to obtain and validate data, review materials and recommend potential changes. Mercer received approximately $131,000 in fees from the Company in connection with the Compensation Committee’s determination of a variety of components of executive compensation during fiscal year 2010. In addition, in 2010, Mercer Health and Benefits division provided planning, management, analysis and support services to the Company related to its new employer sponsored health benefits plan. Mercer received approximately $62,000 from the Company for these services in 2010. Mercer is a subsidiary of Marsh & McLennan Companies, Inc. (“MMC”), a diversified conglomerate of companies that provide insurance, security and human resources consulting services. During 2010, affiliates of MMC other than Mercer received approximately $176,000 in fees for their services. The Compensation Committee has reviewed the services provided by the MMC affiliates and has determined that these services do not prevent Mercer from being objective in its work for the Compensation Committee. Other than the services described above, Mercer provided no other services to the Company in fiscal year 2010.

Review of External Compensation Data

The Compensation Committee does not apply a formulaic approach to setting individual elements of the named executive officers’ compensation or their total compensation amounts and does not set compensation levels at any specific level or percentile against the peer group data described below (i.e., the Compensation Committee does not “benchmark” the Company’s executive compensation levels). However, the Compensation Committee periodically reviews market compensation levels to inform its decision-making process and to determine whether the total compensation opportunities for the Company’s named executive officers are appropriate in light of factors such as the compensation arrangements for similarly situated executives in the market and may make adjustments when the Compensation Committee determines they are appropriate.

In 2010, Mercer reevaluated the Company’s peer group identified in 2007, reviewed screening methodology for developing a revised peer group and assisted the Compensation Committee in selecting the peer group for 2010. The selection criteria included:

•	size of the organization: the reviewed companies were within a range of 0.5x to 2x the Company’s revenue, targeting a peer group with the median annual revenue of approximately $500 million;

•	relevant industries: Communications Equipment, Computer Storage & Peripherals, Internet Software & Services, Office Electronics, Semiconductors, Systems Software; and

•	business model and characteristics: business to business, manufacturing capabilities, software products and integrated solutions and services.

As a result, for 2010, the Company used the following peer group to provide market reference information as part of its review of executive compensation:

Ariba, Inc.	Netgear, Inc.
Ciena Corporation	Powerwave Technologies, Inc.
Commvault Systems, Inc.	Progress Software Corporation
Dot Hill Systems Corporation	QLogic Corporation
Emulex Corporation	Quantum Corporation
F5 Networks, Inc.	Radiant Systems, Inc.
Hutchinson Technology Inc.	STEC, Inc.
Intermec Inc.	Zebra Technologies Corporation
MRV Communications Inc.

Several companies from the 2007 peer group were excluded from the peer group proposed by Mercer and approved by the Compensation Committee due to (i) their size in terms of revenue and/or (ii) their sub-industry.

Executive Compensation Elements

For the 2010 fiscal year, the principal elements or components of compensation for the named executive officers were: (1) base salary; (2) short-term incentives; and (3) long-term incentives.

During 2010, for each element of executive compensation, the Compensation Committee considered a number of factors, such as the executive’s employment experience, performance of the executive during the year, performance of the Company during the year, achievement of Company performance targets set by the Board of Directors as identified below, potential to enhance long-term stockholder value, information relating to marketplace competitiveness, executive compensation trends, current compensation levels and types within the peer group, compensation history, prior equity awards and the economic environment. Since there are no static or fixed policies regarding the amount and allocation for each component or element of executive compensation, the determination and composition of total compensation is up to the discretion of the Compensation Committee and is decided in its judgment on a year by year basis.

During 2010, the measurement or assessment of the Company’s performance and the achievement of Company performance targets was primarily quantitative with respect to the elements of incentive-based compensation, and are addressed in greater detail below. The factors relating to current compensation levels, compensation history and prior equity awards for each of the named executive officers were primarily used by the Compensation Committee in evaluating the appropriate levels of compensation for each element of compensation for the 2010 fiscal year and any potential increase or decrease from the prior year levels to help ensure consistency from year-to-year. In 2010, the Compensation Committee also considered in its judgment the improvement in economic conditions generally and its potential implications on the named executive officers’ compensation levels.

The difference in the levels of compensation for each element of compensation between the named executive officers reflects consideration of the executive’s roles and responsibilities, the executive’s tenure with the Company as well as the other factors mentioned above. The Compensation Committee evaluates these factors as part of establishing compensation for each named executive officer.

The Compensation Committee considers the value of the entire compensation package when establishing the appropriate levels of compensation for each element. As noted above, however, the Company does not apply a formulaic approach to the allocation of specific elements within the total compensation package. The Compensation Committee exercises its judgment and discretion when approving the amount and allocation of each element of the total compensation package.

Base Salary

The Company provides the named executive officers with a base salary, which is comprised of a fixed amount of annual cash compensation. In setting base salaries for the named executive officers, the Compensation Committee considers a number of factors, including the executive’s prior salary history, current compensation levels, individual and the Company’s performance and marketplace competitiveness for similarly situated named executive officers. The Compensation Committee considers changes to base salaries for the named executive officers on an annual basis. There are no formulaic increases, instead, the Compensation Committee exercises its judgment and discretion when determining and approving increases to the annual base salary of each named executive officer.

In April 2009, the Compensation Committee approved and accepted the voluntary reduction of the annual base salaries of each of Messrs. Gecht, Rosenzweig and Ritchie by fifteen percent (15%) for Messrs. Gecht and Rosenzweig, to equal $527,000 and $450,500, respectively, and by ten percent (10%) for Mr. Ritchie, to equal $279,000. This reduction was volunteered by the named executive officers in support of the Company’s cost reduction activities due to deteriorating global economic and industry conditions provided that such voluntarily reduced base annual salaries would not be used in the calculation of any other benefits set forth in each named executive officer’s current employment agreement.

In November 2010, the Compensation Committee approved a reinstatement of the annual base salaries of Messrs. Gecht and Rosenzweig to their pre-reduction levels of $620,000 and $530,000, respectively. In making this decision, the Compensation Committee took into account improvement in the Company’s cash position and return to profitability. This salary reinstatement coincided with the general reinstatement of salaries of the Company’s other employees who had incurred prior reductions.

The base salaries of Messrs. Gecht and Rosenzweig as in effect at the end of fiscal year 2010 are set forth in the following table:

Named Executive Officer	Annual Salary Rate In Effect at Fiscal 2010 Year-End
Guy Gecht	$620,000
Fred Rosenzweig	$530,000

Upon Mr. Heneweer’s appointment as interim Chief Financial Officer in May 2010, the Compensation Committee set his monthly base salary in that position as $23,250 ($279,000 on an annual basis), which is equal to the monthly base salary of Mr. Ritchie at the time of his resignation. In November 2010, the Compensation Committee approved an increase in Mr. Heneweer’s monthly base salary to $25,833 ($310,000 on an annual basis), which is equal to Mr. Ritchie’s monthly base salary in effect prior to his voluntary reduction taken in April 2009. The Compensation Committee considered these levels for Mr. Heneweer’s monthly compensation to be appropriate in light of his assumption of Mr. Ritchie’s duties as Chief Financial Officer on an interim basis after Mr. Ritchie’s resignation in May 2010.

Short-Term Incentive Compensation

The Company believes that a significant portion of executive compensation should be directly related to the Company’s overall financial performance, stock price performance and other relevant financial factors that affect stockholder value. Accordingly, the Company sets goals designed to link executive compensation to the Company’s overall performance and reserves the largest potential compensation awards for incentive-based programs, which may include both cash and equity awards. The executive incentive program allows named executive officers to receive short-term incentive compensation in the event certain specified corporate and individual performance measures are achieved. Payments under the executive incentive program are contingent upon the executive’s continued employment, subject to the terms of their employment agreements, and are determined by the Compensation Committee. The Compensation Committee believes that the payment of bonuses, whether in cash or equity, provides incentives necessary to retain the named executive officers and reward them for short-term Company performance.

The total potential short-term incentive for each of the named executive officers is calculated as a percentage of his base salary. The Compensation Committee sets the percentage of base salary for each named executive officer’s target bonus in its judgment based on its review of each executive’s total compensation package and compensation at the Company’s peer group or emerging executive compensation trends, as the case may be, and its assessment of the past and expected future contributions of the named executive officers.

In March 2010, the Compensation Committee approved the 2010 performance-based equity bonus program (the “2010 Program”) for Messrs. Gecht, Rosenzweig and Ritchie, the Company’s named executive officers at that time. The target short-term incentive opportunity for the 2010 fiscal year remained unchanged from the prior fiscal year for Messrs. Gecht and Rosenzweig, with their target bonus opportunities being set at 105% and 95%, respectively, of their annual base salary amounts in place prior to the April 2009 voluntary salary reductions described above. The Compensation Committee approved an increase in the target bonus level for Mr. Ritchie from 55% to 75% of his base salary prior to the April 2009 voluntary salary reduction. The difference in short-term incentive percentages between Mr. Gecht, Mr. Rosenzweig and Mr. Ritchie correlate with their roles and level of responsibility within the Company.

In execution of the 2010 Program, the Compensation Committee approved grants of performance-based awards of restricted stock units to each of Messrs. Gecht, Rosenzweig and Ritchie, with the total number of stock units subject to each executive’s awards determined by dividing the executive’s target bonus by the closing price of the Company’s common stock on the trading day immediately preceding the grant date. Sixty percent (60%) of the executive’s stock units were eligible to vest based on the achievement of financial targets relating to the Company’s non-GAAP operating income for the fiscal year. The remaining forty percent (40%) of the executive’s stock units were eligible to vest based on the achievement of financial targets relating to the Company’s revenue and, in addition, would vest only if the Company achieved a minimum threshold for non-GAAP operating income established by the Compensation Committee for the fiscal year. In each case, the vesting of these awards was also contingent on the executive’s continued employment with the Company through the vesting date.

In determining that awards made under the 2010 Program would be in the form of restricted stock units, the Compensation Committee intended to provide a further link between executive incentive compensation and shareholder value. The Compensation Committee selected revenue and non-GAAP operating income as the performance measures for these awards to create further incentives for management to focus on the Company’s revenue growth and profitability because the Compensation Committee believes these metrics are key to the Company’s long-term growth and success. For these purposes, non-GAAP operating income is defined as operating income determined in accordance with GAAP adjusted to remove the impact of recurring amortization of acquisition-related intangibles, stock-based compensation expense, as well as restructuring related and non-recurring charges and gains and the tax effect of these adjustments. Such non-recurring charges and gains include end-of-life inventory purchase and related obsolescence, project abandonment costs, asset impairment charges, certain legal settlements, our sale of certain real estate assets, acquisition-related transaction costs and legal expenses, and costs to integrate such acquisitions into our business. The Compensation Committee believes that these adjustments to operating income for this purpose produce a better measure of the executives’ impact on operating income over the corresponding year. The Compensation Committee has reserved its discretion to award cash bonuses based on evaluation of the executive officers’ contributions and the Company’s performance at any time, including at year-end. No such cash bonuses were awarded to the executives for 2010.

Financial targets selected by the Compensation Committee for the 2010 Program represented financial goals for the Company, taking into consideration the economic and industry environment at the time the 2010 Program was established. Information regarding financial targets determined by the Compensation Committee for the performance bonus program for fiscal year 2010 is set forth in the table below. The threshold and target levels for revenue reflect slight increases over the levels originally established by the Compensation Committee for the 2010 Program. The Compensation Committee approved these increases in the revenue targets in August 2010 to mitigate the impact on revenue of certain acquisitions made by the Company during 2010.

Goals	Weighting	Threshold	Target
Revenue (in millions)	40%	$460	$476
(% of program component earned)	—	0%	100%
Non-GAAP operating income (in millions)	60%	$20.0	$24.0
(% of program component earned)	—	0%	100%

The minimum threshold for non-GAAP operating income established by the Compensation Committee for fiscal year 2010 was $20 million. None of the restricted stock units granted under the executive incentive program would vest if the minimum threshold for non-GAAP operating income was not achieved. If the minimum threshold was achieved and the applicable threshold performance level in the table above were exceeded, the award would vest with respect to between 0% and 100% of the units covered by the award, with 100% of the units vesting if the applicable target performance level in the table above were met or exceeded. The number of units vesting for performance results between the threshold and target levels would be interpolated between these points. In no event would any executive incentive plan award vest with respect to more than 100% of the units subject to the award.

During the first quarter of 2011, the Compensation Committee reviewed the total 2010 fiscal year revenue and non-GAAP operating income of the Company as compared to the respective total revenue and non-GAAP operating income threshold and target amounts established by the Compensation Committee and determined that the target levels were achieved for both performance measures. The Company’s revenue for 2010 was $504 million, and the Company’s non-GAAP operating income was $35.8 million. Accordingly, the restricted stock units granted to each of Messrs. Gecht and Rosenzweig under the 2010 Program with respect to achievement of Company’s financial targets vested 100% in accordance with the terms of the program.

Mr. Heneweer was not a named executive officer of the Company in March 2010 when the Company established the terms of its 2010 Program. He participated in the Company’s incentive program for non-executive members of management approved in March 2010, and was granted awards of performance-based restricted stock units on terms substantially similar to the awards granted to the other named executive officers under the 2010 Program (as defined above). Mr. Heneweer’s target bonus under the program was $101,003 or 40% of his then base salary, which the Company determined in its judgment correlated with his role as Vice President of Finance and the level of responsibility associated with that role.

Long-Term Equity Incentive Program

As indicated by its performance-based approach to compensation, the Company believes that equity ownership in the Company is important to closely align the interests of named executive officers with those of Company stockholders and thereby promote incentives to achieve sustained, long-term revenue growth, profitability and creation of stockholder value. The Company’s named executive officers may receive an annual award of stock options, restricted stock and/or restricted stock units at the discretion of the Compensation Committee. The number of stock options, restricted stock and/or restricted stock unit awards granted to each executive officer is determined and approved by the Compensation Committee in its judgment based upon several factors, including the individual’s performance, the Company’s performance and the value of the award at the time of grant. Additional grants other than the annual award may be made in the event there are significant changes in the performance of the Company or the individual performance of the executive during the evaluation period. The Compensation Committee considers the same factors as described throughout this discussion when evaluating these long-term discretionary equity awards.

In order to provide an incentive for continued employment, restricted stock units granted to named executive officers under the long-term incentive program typically have a three-year annual vesting schedule, and stock options granted to named executive officers typically have a three and a half year vesting schedule. Stock options generally expire seven years from the date of the grant so as to provide a reasonable time frame for the named executive officer to benefit from appreciation of the Company’s stock price, while managing the potential dilution to stockholders more effectively, as compared to a ten-year option term. The Company sets the per share exercise price of options granted under the Company’s stock plans equal to 100% of the closing market price of a share of the Company’s common stock on the date of grant of the award.

To provide additional incentives for performance, the Company has also in the past granted equity awards that vest based upon the Company achieving specified levels of stock price appreciation or the achievement of pre-established financial performance goals. These performance-based equity awards also assist in aligning the interests of the named executive officers with those of stockholders. As described above, the annual bonus opportunities for the named executive officers for fiscal year 2010 were structured as performance-based restricted stock unit awards payable only if the Company achieved pre-established financial performance goals.

In August 2010, the Compensation Committee approved the grant of a stock option and a restricted stock unit award to each of Messrs. Gecht and Rosenzweig under the Company’s 2009 Equity Incentive Award Plan (the “2009 Equity Plan”), as set forth in the following table:

Type of Security	Type of Vesting	Vesting Schedule
Stock Options	Time-based	This award will vest and become exercisable with respect to 25% of the award on the first anniversary of the date of grant and thereafter with respect to an additional 2.5% of the award each month, with full vesting in 42 months.

Restricted Stock Unit	Time-based	This award will vest with respect to one-third of the award on the first, second and third anniversaries of the date of grant.

The Compensation Committee believes that these grants further align the interests of executives with those of our stockholders (as the value of the grant depends on our stock price) and provide a retention incentive as the vesting of the grant in each case is contingent on the executive’s continued employment with the Company through the vesting date.

2010 Time Based Awards

As indicated in the Summary Compensation Table on page 50 of this Proxy Statement, the Compensation Committee allocated a larger percentage of the overall grant value of 2010 equity awards to restricted stock units and approved grants of 120,000 restricted stock units to Mr. Gecht and 45,000 restricted stock units to Mr. Rosenzweig and stock options covering 130,000 shares of the Company’s common stock to Mr. Gecht and 45,000 shares to Mr. Rosenzweig. At the time of these grants, the Compensation Committee believed that among other factors, retention of the named executive officers was an important consideration and that the restricted stock unit awards provided an effective retention incentive as they have value even if the stock price does not increase as compared to stock options which have no value unless the stock price increases. Accordingly, the Compensation Committee determined to allocate a larger percentage of the overall grant value to restricted stock unit awards for 2010 in order to increase the retention value of these grants. The Compensation Committee determined the value of each named executive officer’s total equity award in its judgment, taking into consideration its subjective assessment of each executive’s individual performance, the retention value of these grants and the executives’ prior long-term equity incentive grants, certain equity award ranges provided by Mercer based on comparisons against market benchmarks, the number of shares remaining under the 2009 Equity Plan and their planned use for purposes other than executive compensation, and the Company’s philosophy that long-term equity incentives should constitute a substantial portion of each executive’s total direct compensation.

Performance Based Options—Stock Price Appreciation

As previously disclosed in the Company’s 2009 proxy statement, the Company granted each of the named executive officers two performance-based option grants during 2009 that would vest based upon the achievement of performance goals established by the Compensation Committee. The vesting of one performance-based option grant is to be determined based on the price of the Company’s common stock, as measured by the average per share closing price over a period of 20 consecutive trading days (the “average stock price”), attaining specified levels of appreciation over the per share closing stock price on the date of grant, or $10.77 (the “grant date stock price”), according to the following schedule: 25% of these options will vest when the average stock price equals or exceeds $16.16 (150% of the grant date stock price); 25% of these options will vest when the average stock price equals or exceeds $18.85 (175% of the grant date stock price); 25% of these options will vest when the average stock price equals or exceeds $21.54 (200% of the grant date stock price); and 25% of these options will vest when the average stock price equals or exceeds $24.23 (225% of the grant date stock price).

Performance Based Options—Return on Equity Percentage

The vesting of the other performance-based option grant is to be determined based on the Company’s annual return on equity percentage, on a non-GAAP basis, (the “Annual ROE Percentage”), as compared with the issuer’s annual return on equity percentage for its 2008 fiscal year (the “2008 ROE Percentage”) according to the following schedule: 20% of these options will vest when the Annual ROE Percentage is equal to or greater than two percentage points more than the 2008 ROE Percentage; 20% of these options will vest when the Annual ROE Percentage is equal to or greater than four percentage points more than the 2008 ROE Percentage; 20% of these options will vest when the Annual ROE Percentage is equal to or greater than six percentage points more than the 2008 ROE Percentage; 20% of these options will vest when the Annual ROE Percentage is equal to or greater than eight percentage points more than the 2008 ROE Percentage; and 20% of these options will vest when the Annual ROE Percentage is equal to or greater than ten percentage points more than the 2008 ROE Percentage. For these purposes, non-GAAP return on equity is defined as non-GAAP net income divided by stockholders’ equity. Non-GAAP net income is defined as net income determined in accordance with GAAP adjusted to remove the impact of recurring amortization of acquisition-related intangibles, recurring stock-based compensation expense, as well as restructuring related and non-recurring charges and gains and the tax effect of these adjustments. Such non-recurring charges and gains include project abandonment costs, goodwill and asset impairment charges, costs related to our stock option review completed in 2008, certain legal settlements, and our sale of certain real estate assets. The 2008 ROE Percentage was 7.1%. No portion of either of these awards vested during 2010.

Performance Based Restricted Stock Awards—Revenue and Net Income

As previously described in the Company’s prior proxy statements, the Company also granted the named executive officers restricted stock awards during 2006 that would vest upon the achievement of financial performance goals established by the Compensation Committee or, if the financial targets are not met, on the seventh anniversary of the grant date if the executive’s employment with the Company continues through that date. These awards are scheduled to vest 25% on the first, second, third and fourth anniversaries of the grant, provided that the Company achieves at least 85% of its performance plan for the fiscal year preceding each vesting date (measured based on the blended Company annual revenue and net income targets set forth in the performance plan). In the event the financial targets, as determined for each relevant fiscal year, are not met, the financial targets are measured in each subsequent year through 2012 and the shares underlying the unvested award will vest in full on March 15, 2013. Any restrictions on vesting that has been deferred due to failure to achieve the applicable performance targets will lift upon achievement of 85% of the performance target in any future year. The financial targets for the 2006 restricted stock awards were met for the fiscal years of 2006 and 2007, so that 25% of the restricted stock awards vested on each of March 15, 2007 and March 15, 2008. Performance objectives were not met for the fiscal years of 2008 and 2009. The financial targets related to the remaining 50% of the restricted stock award were measured again for the fiscal year 2010 and, due to the achievement of the financial targets in 2010, all restrictions on vesting were lifted, resulting in vesting of the remaining 50% of the awards on March 15, 2011.

Severance Arrangements

Each of Messrs. Gecht and Rosenzweig are parties to an employment agreement with the Company which provides for severance benefits under certain events, such as a termination without cause or the executive resigning for good reason.

The employment agreements are designed to promote stability and continuity of senior management. In addition, the Company recognizes that the possibility of a change of control may exist from time to time, and that this possibility, and the uncertainty and questions it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. Accordingly, the Compensation Committee has determined that appropriate steps should be taken to encourage the continued attention and dedication of members of the Company’s management to their assigned duties without the distraction that may arise from the possibility of a change of control. As a result, the employment agreements include provisions relating to the payment of severance benefits under certain circumstances in the event of a change of control. Under the change of control provisions, in order for severance benefits to be triggered, an executive must be involuntarily terminated without cause or the executive must leave for good reason within 24 months after a change of control. The Compensation Committee approved the employment agreements during 2006. The Compensation Committee considered information provided by Executive Management in concert with data from Mercer and used its discretion when approving each element and amount of the potential severance benefits payable to the named executive officers.

No employment agreement was entered into with Mr. Heneweer as a result of his appointment as interim Chief Financial Officer.

Information regarding the severance benefits for Messrs. Gecht and Rosenzweig under their employment agreements is provided under the headings “Employment Agreements” and “Potential Payments upon Termination or Change of Control” on pages 55 through 57 of this Proxy Statement.

Other Elements of Compensation and Perquisites

There are no other material elements of compensation that the named executive officers receive. The named executive officers may not defer any component of any annual incentive bonus earned and do not participate in another deferred compensation plan. Likewise, the Company does not maintain any defined benefit pension plans for its employees. However, named executive officers are eligible to participate in the Company’s 401(k) savings plan on the same terms and conditions as other Company employees. From May 2009 to November 2010, the Company temporarily suspended its matching of employee contributions to 401(k) savings plan. In addition, the named executive officers are eligible to participate in the Company’s group health and welfare plans on the same terms and conditions as other Company employees.

The Company also has provided Messrs. Gecht and Rosenzweig with an automobile allowance during the term of their employment with the Company, as the Company in its sole discretion may from time to time make available. Effective November 1, 2010, each of Messrs. Gecht and Rosenzweig has voluntarily forfeited their monthly auto allowance of $400.

Subsequent Committee Actions

Compensation Arrangements with Mr. Pilette

As noted above, the Company appointed Vincent Pilette as Chief Financial Officer, effective January 1, 2011. In connection with the appointment, the Compensation Committee approved compensation arrangements for Mr. Pilette that provide for him to receive an annual base salary of $350,000 and an annual bonus opportunity, with his target bonus being 70% ($245,000) of his base salary and his actual bonus being based on performance measurements determined by the Compensation Committee at such time when the executive officers’ annual bonus program is approved, and subject to the terms and conditions of such program. In addition, Mr. Pilette received an award of 60,000 restricted stock units, which are scheduled to vest in three annual installments, and an award of 90,000 restricted stock units, the vesting of which will be determined by reference to the average of the per-share closing price of the Company’s common stock over a period of 20 consecutive trading days preceding the grant date (the “Determination Price”) and will be as follows: 28,000 shares will vest on the date the average of the per-share closing price of the Company’s common stock over a period of 20 consecutive trading days equals or exceeds 125% of the Determination Price; 31,000 shares will vest on the date the average of the per-share closing price of the Company’s common stock over a period of 20 consecutive trading days equals or exceeds 150% of the Determination Price; 31,000 shares will vest on the date the average of the per-share closing price of the Company’s common stock over a period of 20 consecutive trading days equals or exceeds 175% of the Determination Price.

The Employment Agreement entered into between Mr. Pilette and the Company provides that if, before a change of control or more than 24 months after a change of control, Mr. Pilette’s employment is terminated by the Company without cause or by Mr. Pilette for good reason, he will be entitled to an amount equal to 18 months’ base salary, a pro-rated portion of his bonus for the year in which his termination occurs, and vesting of his outstanding equity awards as though his employment had continued for an additional six months. If, within 24 months following a change of control, Mr. Pilette’s employment is terminated by the Company without cause or by Mr. Pilette for good reason, he will be entitled to 24 months’ base salary, his target bonus for the year in which his termination occurs, and vesting in full of his outstanding equity awards (assuming maximum performance for awards subject to performance-based vesting conditions). In each case, Mr. Pilette would also be entitled to payment by the Company of his premiums for continued health coverage under COBRA and certain outplacement services. His rights to receive any of the severance benefits described above is subject to his execution of a release of claims in favor of the Company upon the termination of his employment.

2011 Short Term Incentive Program

In February 2011, the Compensation Committee approved the 2011 performance-based equity and cash bonus program (the “2011 Program”) for Messrs. Gecht, Rosenzweig and Pilette. For 2011, subject to the achievement by the Company of certain financial performance objectives, each of these executives is eligible to be paid an equity bonus based on a target percentage of such officer’s current annual base salary (the “base salary”) based upon the Company achieving financial results at 100% of the Company’s 2011 operating plan approved by the Board of Directors (“2011 Operating Plan”). In addition Messrs. Gecht, Rosenzweig and Pilette are provided with an opportunity to receive a cash bonus equal to the equity bonus amount at the time of grant based upon the Company achieving financial results significantly above the Company’s 2011 Operating Plan. Each of the 2011 equity bonus target amount and cash bonus target amount of Messrs Gecht, Rosenzweig and Pilette was set at $651,000, $503,500 and $245,000, respectively, which corresponds to 105%, 95% and 70%, respectively, of their base salary.

Each of Messrs. Gecht’s, Rosenzweig’s and Pilette’s 2011 performance-based equity and cash bonus will be 60% based on the achievement of targets, set by the Compensation Committee, relating to the Company’s non-GAAP operating income and 40% based on the achievement of Company revenue targets, subject in each case to the Company’s achieving a minimum threshold for non-GAAP operating income determined by the Compensation Committee, provided, however, that the financial targets applicable to the cash bonus opportunity are higher than the financial targets applicable to the equity bonus opportunity and will be paid only if the Company achieves results above the 2011 Operating Plan, as established by the Compensation Committee.

Based upon the Company’s performance against the 2011 revenue and non-GAAP operating income targets, the 2011 equity bonus will be paid through the vesting of performance-based restricted stock units. In execution of the 2011 Program, on February 9, 2011 the Compensation Committee approved grants of performance-based restricted stock unit awards to each of Messrs. Gecht, Rosenzweig and Pilette under the Company’s 2009 Equity Plan, with the aggregate number of units subject to each executive’s awards being determined by dividing the executive’s target equity bonus by the closing price of the Company’s common stock on the trading day immediately preceding the grant date. The awards will vest in full or on pro-rata basis, if and as applicable, upon confirmation by the Compensation Committee that the vesting conditions set forth therein have been satisfied.

Tax Considerations

As part of its performance-based compensation program, the Company aims to compensate the named executive officers in a manner that is tax effective for the Company. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1 million paid for any fiscal year to each of the corporation’s named executive officers, other than the chief financial officer, as of the end of the fiscal year. However, Section 162(m) exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. Although the Compensation Committee considers the impact of

Section 162(m) when developing and implementing executive compensation programs, the Compensation Committee believes that it is important and in the best interests of stockholders to preserve flexibility in designing compensation programs. Accordingly, the Compensation Committee has not adopted a policy that all compensation must qualify as deductible under Section 162(m). In practice, a significant portion of the compensation awarded under the Company’s incentive programs (including the Company’s grants of stock options and performance-based restricted stock unit awards under the executive incentive program for fiscal year 2010 described above) are intended to qualify as performance-based compensation exempt from Section 162(m) of the Internal Revenue Code. The Compensation Committee has from time to time approved, and may in the future approve, compensation arrangements for certain named executive officers that are not fully deductible. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Compensation Committee’s efforts, that compensation intended to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

Stock Ownership Policy

In February 2011, the Board of Directors adopted a Stock Ownership Policy for the Company’s directors. The Stock Ownership Policy applies to Messrs. Gecht and Rosenzweig in their roles as directors of the Company. The policy was adopted to further align the interests of our shareholders and directors. According to the policy, included in the Board of Directors’ Guidelines, directors are required to hold at least 10,000 shares of the Company’s common stock within the later of three years of first becoming a director or three years of the date of adoption of the stock ownership policy, and continue holding such required minimum as long as they continue serving as directors. In determining whether the stock ownership requirements were met, the Board of Directors shall take into account a director’s beneficial ownership, including shares of common stock held by the director, shares of common stock held in trust for the benefit of the director or his or her immediate family members, vested or unvested restricted stock and vested or unvested restricted stock units. The Nominating and Governance Committee may extend in its discretion the deadline for attainment of such stock ownership level.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has at any time been one of the Company’s named executive officers or employees or had any relationships requiring disclosure by the Company under the SEC rules requiring disclosure of certain relationships and related party transactions. None of the Company’s named executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more named executive officers serving on the Board of Directors or Compensation Committee.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Gill Cogan

Dan Maydan

Compensation of Executive Officers

Summary Compensation Table for 2010

The following table sets forth compensation paid to our named executive officers for the fiscal years ended December 31, 2010, 2009, and 2008.

Name and principal position (a)	Year (b)	Salary (c)(1)	Bonus (d)(1)(4)	Stock awards (e)(2)	Option awards (f)(2)(3)	Non-equity incentive plan compensation (g)(1)(4)	Change in pension value and nonqualified deferred compensation earnings (h)	All other compensation (i)(1)(5)	Total (j)
Guy Gecht, Chief Executive Officer	2010	$542,500	$—	$2,024,909	$555,815	$—	$—	$9,335	$3,132,559
	2009	554,125	—	836,829	1,546,708	—	—	28,714	2,966,376
	2008	607,500	—	1,952,196	1,852,672	—	—	9,172	4,421,540

Fred Rosenzweig, President	2010	463,750	—	1,021,070	192,397	—	—	9,110	1,686,327
	2009	473,687	—	304,253	562,349	—	—	29,139	1,369,428
	2008	525,000	—	1,058,672	1,115,541	—	—	10,272	2,709,485

Gordon Heneweer, Interrim CFO(6)	2010	272,759	—	101,922	—	—	—	1,815	376,496
	2009	—	—	—	—	—	—	—	—
	2008	—	—	—	—	—	—	—	—

John Ritchie, Chief Financial Officer(7)	2010	98,365	—	234,604	—	—	—	1,765	334,734
	2009	288,042	—	444,358	492,677	—	—	2,889	1,227,966
	2008	310,000	—	794,000	557,771	—	—	5,472	1,667,243

(1)	All cash compensation earned by each executive officer for fiscal years 2010, 2009 and 2008 is reflected in the Salary, Bonus, or All other compensation columns of this table. There were no deferred salaries or other compensation in 2010, 2009, or 2008. The amounts indicated for 2009 reflect voluntary salary reductions for the named executive officers effective April 2009, which were reinstated effective November 2010.
(2)	The amounts reported in the Stock Awards and Option Awards columns represent the aggregate grant date fair value determined in accordance with ASC 718 of equity-based awards granted during the applicable year. See Note 12 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010 regarding assumptions underlying the valuation of equity awards.
(3)	The amounts reported in the Stock Awards and Option Awards columns of the table above include the grant date fair value of performance-based awards granted to the named executive officers in each of these years based on the probable outcome (determined as of the grant date) of the performance-based conditions applicable to the awards. The probable grant date fair value was determined assuming that the highest level of performance conditions will be achieved.
(4)	As a result of Company and individual performance and economic conditions during fiscal years 2009 and 2008, no bonuses were payable to the named executive officers under the executive bonus programs. For fiscal year 2010, all executive officer bonuses were awarded under our executive bonus program and paid in shares of stock. These awards are reflected in the “Stock Awards” column of the table above and in the “Grants of Plan-Based Awards Table” below.
(5)	For fiscal year 2010, includes reimbursement of auto allowances, 401(k) employer matching contributions, and life insurance premiums in the amounts indicated below:

	Guy Gecht	Fred Rosenzweig	John Ritchie	Gordon Heneweer
Auto allowance	$4,000	$4,000	$—	$—
401(k) matching contribution(a)	1,550	1,325	—	375
Life insurance premiums	3,785	3,785	1,765	1,440

Total	$9,335	$9,110	$1,765	$1,815

(a)	In November 2010, we resumed our matching of employee contributions to our 401(k) plans. We had temporarily suspended such matching in May 2009.

(6)	On May 7, 2010, the Board of Directors appointed Gordon Heneweer, the Company’s Vice President, Finance, as its interim Chief Financial Officer, effective May 10, 2010. As noted above, Vincent Pilette was appointed Chief Financial Officer of the Company, effective January 1, 2011, and Mr. Heneweer resumed his functions as the Company’s Vice President, Finance.
(7)	On April 29, 2010, the Company announced that John Ritchie, Chief Financial Officer of the Company, had resigned as an officer of the Company.

2010 Grants of Plan-Based Awards Table

The following equity awards were granted during the fiscal year ended December 31, 2010 to each of the Company’s named executive officers:

Name and Grant Date	Grant Type	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/ Share)	Grant Date Value of Stock and Option Awards ($)(2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Guy Gecht
8/20/2010(3)	Stock Options	$—	$—	$—	—	—	—	—	130,000	$11.40	$555,815
3/2/2010(4)	Restricted Stock Units	—	—	—	—	21,468	21,468	—	—	—	$262,768
3/2/2010(5)	Restricted Stock Units	—	—	—	—	32,201	32,201	—	—	—	$394,140
8/20/2010(6)	Restricted Stock Units	—	—	—	—	—	—	120,000	—	—	$1,368,000

Fred Rosenzweig
8/20/2010(3)	Stock Options	—	—	—	—	—	—	—	45,000	$11.40	$192,397
3/2/2010(4)	Restricted Stock Units	—	—	—	—	16,604	16,604	—	—	—	$203,233
3/2/2010(5)	Restricted Stock Units	—	—	—	—	24,905	24,905	—	—	—	$304,837
8/20/2010(6)	Restricted Stock Units	—	—	—	—	—	—	45,000	—	—	$513,000

Gordon Heneweer
3/2/2010(4)	Restricted Stock Units	—	—	—	—	3,331	3,331	—	—	—	$40,771
3/2/2010(5)	Restricted Stock Units	—	—	—	—	4,996	4,996	—	—	—	$61,151

John Ritchie
3/2/2010(7)	Restricted Stock Units	—	—	—	—	7,667	7,667	—	—	—	$93,844
3/2/2010(8)	Restricted Stock Units	—	—	—	—	11,500	11,500	—	—	—	$140,760

(1)	“Threshold,” “Target,” and “Maximum” columns in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns represent amounts payable under our 2010 annual target bonus program. Threshold achievement results in no bonus payout, while target and maximum achievement results in 100% bonus payout, with pro rata payouts for achievement between these levels. The target / maximum level was achieved for fiscal 2010 and is payable in the form of shares of stock. There is no non-equity incentive plan in effect for 2010 as the plans in place in prior years have been replaced by our equity incentive plan.
(2)	Grant Date Fair Value of Stock or Option Awards represents the grant date fair value of the applicable award calculated in accordance with ASC 718. See Note 12 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010 regarding assumptions underlying the valuation of equity awards.
(3)	Each option vests with respect to 25% of the shares subject thereto on the first anniversary of the date of grant and thereafter with respect to an additional 2.5% of the shares each month, with full vesting in 42 months from the date of grant.
(4)	These RSUs vest based on achievement of 2010 revenue targets with pro rata vesting between the threshold of $460 million (0% vesting) and the target of $476 million (100% vesting). These RSUs fully vested on March 2, 2011, based on actual 2010 revenues of $504 million.
(5)	These RSUs vest based on achievement of 2010 non-GAAP operating income targets with pro rata vesting between the threshold of $20 million (0% vesting) and the target of $24 million (100% vesting). These RSUs fully vested on March 2, 2011, based on actual 2010 non-GAAP operating income of $36 million. Non-GAAP operating income is defined as operating income determined in accordance with GAAP, adjusted to remove the impact of certain expenses, and the tax effects of these adjustments.
(6)	Each restricted stock unit award vests with respect to one-third of the units on the first, second, and third anniversaries of the date of grant.
(7)	These RSUs vest based on achievement of 2010 revenue targets with pro rata vesting between the threshold of $460 million (0% vesting) and the target of $476 million (100% vesting). These RSUs fully vested on March 2, 2011, based on actual 2010 revenues of $504 million. Mr. Ritchie forfeited this award because he was not employed by the Company on the vesting date.
(8)	These RSUs vest based on achievement of 2010 non-GAAP operating income targets with pro rata vesting between the threshold of $20 million (0% vesting) and the target of $24 million (100% vesting). These RSUs fully vested on March 2, 2011, based on actual 2010 non-GAAP operating income of $36 million. Non-GAAP operating income is defined as operating income determined in accordance with GAAP, adjusted to remove the impact of certain expenses, and the tax effects of these adjustments. Mr. Ritchie forfeited this award because he was not employed by the Company on the vesting date.

Description of Plan-Based Awards

Equity Incentive Plan Awards.    Each of the equity incentive awards reported in the above table was granted under, and is subject to, the terms of the Company’s 2009 Equity Incentive Award Plan (the “2009 Plan”). The 2009 Plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plan. Awards granted under the plan are generally only transferable to a beneficiary of a named executive officer upon his death or, in certain cases, to family members for tax or estate planning purposes.

Under the terms of the 2009 Plan, if there is a change in control of the Company, each named executive officer’s outstanding awards granted under the plan will generally become fully vested and, in the case of options, exercisable, unless the Compensation Committee provides for the substitution, assumption, exchange or other continuation of the outstanding awards. Any options that become vested in connection with a change in control generally must be exercised prior to the change in control, or they will be cancelled in exchange for the right to receive a cash payment in connection with the change in control transaction.

In addition, each named executive officer may be entitled to accelerated vesting of his outstanding equity-based awards upon certain terminations of his employment with the Company and/or a change in control of the Company. The terms of this accelerated vesting are described in the Potential Payments upon Termination or Change in Control section below.

Options.    Each option reported in the table above was granted with a per-share exercise price equal to the fair market value of a share of the Company’s common stock on the grant date. For these purposes, and in accordance with our 2009 Plan and our option grant practices, the fair market value is equal to the closing price of a share of our common stock on the applicable grant date.

The vesting requirements applicable to each option granted to the named executive officers in 2010 are described in the footnotes to the table above and in the “Long-Term Equity Incentive Program” section of the Compensation Discussion and Analysis. Once vested, each option will generally remain exercisable until its normal expiration date. Each of the options granted to our named executive officers in 2010 has a term of seven years. However, vested options may terminate earlier in connection with a change in control transaction or a termination of the named executive officer’s employment. The named executive officer will generally have three months to exercise the vested portion of the option following a voluntary termination of his employment. This period is extended to twelve months if the termination is due to the named executive officer’s death or disability. The options granted to the named executive officers during 2010 do not include any dividend rights.

Restricted Stock Units.    Grants of time-based restricted stock units made in 2010 to the named executive officers are reported in the table above under the heading “All Other Stock Awards: Number of Shares of Stock or Units.” The vesting requirements applicable to each award granted to the named executive officers in 2010 are described in the footnotes to the table above and in the “Long-Term Equity Incentive Program” section of the Compensation Discussion and Analysis. Restricted stock units are payable on vesting in an equal number of shares of the Company’s common stock. The named executive officer does not have the right to vote or dispose of the restricted stock units and does not have any dividend rights with respect to the restricted stock units.

Performance Awards under Bonus Program.    As described above, the named executive officers’ 2010 bonus opportunities were granted in the form of restricted stock unit awards under our annual bonus program. These awards are reported in the table above under the heading “Estimated Future Payouts Under Equity Incentive Plan Awards.” The material terms of these awards reported in the above table are described in the Compensation Discussion and Analysis section above under the heading “Short-Term Incentive Compensation.”

Outstanding Equity Awards at 2010 Fiscal Year-End Table

The following table presents certain information with respect to unexercised options and unvested stock awards granted to the named executive officers as of the fiscal year end December 31, 2010:

			Option Awards					Stock Awards
Name (a)	Grant Date		Number of securities underlying unexercised options (#) exercisable (b)	Number of securities underlying unexercised options (#) unexercisable (c)	Equity incentive plan awards: Number of securities underlying unexercised options (#) (d)	Option exercise price per share ($) (e)	Option expiration date (f)	Number of shares or units of stock that have not vested (#) (g)	Market value of shares or units of stock that have not vested ($) (h)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (i)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (j)
Guy Gecht	4/11/2005	(1)	197,639	—	—	$17.00	4/11/2012	—	$—	—	$—
	3/15/2006	(2)	—	—	—	—	—	—	—	36,110	$516,734
	2/26/2008	(3)	287,466	62,534	—	$15.88	2/26/2015	—	—	—	—
	2/26/2008	(4)	—	—	—	—	—	38,500	$550,935	—	—
	8/28/2009	(5)	—	—	43,707	$10.77	8/28/2016	—	—	—	—
	8/28/2009	(6)	—	—	3,885	$10.77	8/28/2016	—	—	—	—
	8/28/2009	(7)	40,792	75,758	—	$10.77	8/28/2016	—	—	—	—
	8/28/2009	(4)	—	—	—	—	—	51,800	$741,258	—	—
	3/2/2010	(8)	—	—	—	—	—	—	—	21,468	$307,207
	3/2/2010	(9)	—	—	—	—	—	—	—	32,201	$460,796
	8/20/2010	(7)	—	130,000	—	$11.40	8/20/2017	—	—	—	—
	8/20/2010	(4)	—	—	—	—	—	120,000	$1,717,200	—	—

Fred Rosenzweig	4/25/2002	(1)	51,866	—	—	$17.50	4/24/2012	—	—	—	—
	4/11/2005	(1)	166,667	—	—	$17.00	4/11/2012	—	—	—	—
	3/15/2006	(2)	—	—	—	—	—	—	—	27,776	$397,475
	2/26/2008	(3)	164,266	35,734	—	$15.88	2/26/2015	—	—	—	—
	2/26/2008	(4)	—	—	—	—	—	22,000	$314,820	—	—
	8/28/2009	(5)	—	—	15,891	$10.77	8/28/2016	—	—	—	—
	8/28/2009	(6)	—	—	1,413	$10.77	8/28/2016	—	—	—	—
	8/28/2009	(7)	14,831	27,544	—	$10.77	8/28/2016	—	—	—	—
	8/28/2009	(4)	—	—	—	—	—	18,833	$269,500	—	—
	3/2/2010	(8)	—	—	—	—	—	—	—	16,604	$237,603
	3/2/2010	(9)	—	—	—	—	—	—	—	24,905	$356,391
	8/20/2010	(7)	—	45,000	—	$11.40	8/20/2017	—	—	—	—
	8/20/2010	(4)	—	—	—	—	—	45,000	$643,950	—	—

Gordon Heneweer	2/26/2008	(4)	—	—	—	—	—	2,310	$33,056	—	—
	6/18/09	(4)	—	—	—	—	—	8,000	$114,480	—	—
	9/8/2009	(10)	—	—	—	—	—	1,396	$19,977	—	—
	3/2/2010	(8)	—	—	—	—	—	—	—	3,331	$47,667
	3/2/2010	(9)	—	—	—	—	—	—	—	4,996	$71,493

(1)	Each option vests with respect to 25% of the shares subject thereto on January 31, 2006 and then at a rate of 2.5% of the total number of shares subject to the option per month over the next thirty months.
(2)	Each restricted stock award vests at the rate of 25% of the number of shares underlying the award on each anniversary of the vesting commencement date, provided that specified performance targets are achieved. In the event performance targets are not achieved in each subsequent year through 2012, all remaining unvested shares underlying the restricted stock award will vest on March 15, 2013. These restricted stock awards fully vested on March 15, 2011 based on achievement of the performance targets in 2010.
(3)	Each option vests with respect to 33% of the shares subject thereto on the first anniversary of the date of grant and thereafter with respect to an additional 2.23% of the shares each month, with full vesting in 42 months from the date of grant.
(4)	Each restricted stock unit award vests with respect to one-third of the shares on the first, second and third anniversary of the date of grant.
(5)	Each option vests with respect to 25% of the shares subject thereto when the average closing stock price over a period of 20 consecutive trading days equals or exceeds $16.16, $18.85, $21.54, and $24.23, respectively. The number of securities underlying unexercised options is based on achieving threshold performance goals, which requires that the average stock price of $16.16 is realized for 20 consecutive trading days.

(6)	Each option vests with respect to 20% of the shares subject thereto when non-GAAP return on equity for the year then ended exceeds non-GAAP return on equity for the year ended December 31, 2008 by 2, 4, 6, 8, and 10 percentage points, respectively. Non-GAAP return on equity is defined as non-GAAP net income divided by stockholders’ equity. Non-GAAP net income is defined as net income determined in accordance with GAAP, adjusted to remove the impact of certain expenses, and the tax effects of these adjustments. The number of securities underlying unexercised options is based on achieving the, threshold performance goal, which requires a 2 percentage point improvement in non-GAAP return on equity compared with the year ended December 31, 2008.
(7)	Each option vests with respect to 25% of the shares subject thereto on the first anniversary of the date of grant and then at a rate of 2.5% of the total number of shares subject to the option per month over the next thirty months.
(8)	These RSUs vest based on achievement of 2010 revenue targets with pro rata vesting between the threshold of $460 million (0% vesting) and the target of $476 million (100% vesting). These RSUs fully vested on March 2, 2011, based on actual 2010 revenues of $504 million.
(9)	These RSUs vest based on achievement of 2010 non-GAAP operating income targets with pro rata vesting between the threshold of $20 million (0% vesting) and the target of $24 million (100% vesting). These RSUs fully vested on March 2, 2011, based on actual 2010 non-GAAP operating income of $36 million. Non-GAAP operating income is defined as operating income determined in accordance with GAAP, adjusted to remove the impact of certain expenses, and the tax effects of these adjustments.
(10)	Each restricted stock unit award vested with respect to 80% of the shares on March 28, 2010 and the remaining 20% vested on March 28, 2011.

Option Exercises and Stock Vested in 2010 Table

The following table presents options exercised and restricted stock awards vested by the named executive officers during the fiscal year ended December 31, 2010:

	Option Awards		Stock Awards
Name (a)	Number of shares acquired on exercise (#)(b)	Value realized on exercise ($)(c)	Number of shares acquired on vesting (#)(d)	Value realized on vesting ($)(e)(1)
Guy Gecht	—	$—	64,400	$738,920
Fred Rosenzweig	—	—	31,417	363,565
Gordon Heneweer	—	—	13,547	162,401
John Ritchie	—	—	26,500	310,690
During fiscal year 2010, no stock options were exercised by any of our named executive officers.

(1)	The dollar amounts shown in Column (e) above for stock awards are determined by multiplying the number of shares or units, as applicable, that vested by the per-share closing price of our common stock on the vesting date.

Pension Benefits

The Company does not provide Pension Benefits to its employees.

Nonqualified Deferred Compensation

The Company historically has not provided nonqualified deferred compensation to its employees.

Employment Agreements

The Company has entered into an employment agreement with each of its named executive officers. The employment agreements for each of the named executive officers (other than Mr. Heneweer) were effective as of August 1, 2006, have an initial term of three years and automatically renew for additional one year periods unless terminated by either party upon sixty days written notice prior to the expiration of the agreement. Each named executive officer’s employment with the Company is at-will, and either party may terminate the employment relationship at any time for any reason, with or without cause and with or without notice.

Each employment agreement provides, among other things, that:

•	the named executive officer shall be eligible for bonuses under the annual management bonus program as approved by the Compensation Committee;

•	the named executive officer is eligible to receive stock options and other equity awards based on the named executive officer’s performance;

•

in the event that prior to or within two years following a change in control, the Company terminates the named executive officer’s employment without cause or the named executive officer voluntarily terminates his employment for good reason, the named executive officer is eligible for severance benefits consisting of salary continuation, a pro-rata bonus based on salary levels prior to the voluntary salary reduction instituted in April 2009, employer subsidized health benefit continuation under COBRA, and outplacement services;

•

if the named executive officer becomes entitled to receive severance, the vesting of the named executive officer’s outstanding and unvested stock options and other equity awards shall be either partially or fully accelerated, performance conditions waived, and the post-termination exercise period for stock options shall be extended;

•

if the named executive officer is required to pay tax penalties under Section 409A of the Internal Revenue Code in connection with his receipt of severance benefits, the Company shall pay the named executive officer a gross up payment to hold the named executive officer harmless, on an after-tax basis, for any such penalties; and

•	the named executive officer is subject to a non-solicitation covenant during his employment and for one year following termination of employment.

The employment agreement for Mr. Heneweer includes the same terms as those described above, except that Mr. Heneweer’s agreement was effective on his commencing employment with the Company in March 2007, and he participates in the Company’s annual incentive program for non-executives.

For more information on the severance provisions of these employment agreements, please see the severance tables and related footnotes in the section below.

Potential Payments upon Termination or Change of Control

Potential payments that may be made to the Company’s named executive officers upon a termination of employment or a change of control, pursuant to their employment agreements or otherwise, are set forth below.

Quantitative benefits that would have accrued to each of the Company’s named executive officers employed by the Company on December 31, 2010 are estimated below. These estimates of quantitative benefits assume that the termination of employment and/or change in control triggering payment of these benefits occurred on December 31, 2010, with benefits being valued using the closing sales price of the Company’s common stock on such date ($14.31). Receipt of these benefits is subject to the Company’s receipt of an executed separation agreement and full release of all claims from the named executive officer. The executive’s actual benefits upon a termination or change of control may be different from those described below if such event were to occur on any other date or at any other price, or if any assumption is not factually correct.

Potential payments to the Company’s named executive officers upon termination by the Company without cause or termination by the named executive officer for good reason, other than within the 24 month period commencing with a change in control, are estimated as follows:

Name	Lump sum severance payment ($)(1)	Outplacement benefits ($)(2)	Continued health care coverage benefits ($)(3)	Value of accelerated vesting of stock options and awards ($)(4)	Total ($)
Guy Gecht	$2,007,998	$35,000	$30,119	$1,915,416	$3,988,532
Fred Rosenzweig	1,388,989	35,000	31,672	1,025,968	2,481,628
Gordon Heneweer	274,155	35,000	10,142	100,733	420,030

(1)	The amount shown is the lump sum severance payment that consists of 24 months of base salary for Mr. Gecht, 18 months for Mr. Rosenzweig, and 6 months for Mr. Heneweer based on salary levels prior to the voluntary salary reduction instituted in April 2009, plus an amount equal to the value of the bonus that the named executive officer would have earned in 2010, also based on salary levels prior to the voluntary salary reduction instituted in April 2009 and assuming that 100% of any performance targets applicable to the bonus were attained. If the named executive officer is terminated during the year by the Company without cause or by the executive for good reason, the bonus is prorated for the portion of the year that the named executive officer was with the Company
(2)	Messrs. Gecht, Rosenzweig, and Heneweer would be entitled to outplacement services up to a maximum of $35,000.
(3)	Messrs. Gecht and Rosenzweig would be entitled to premium reimbursement for health insurance coverage under Part 6 of Title I of ERISA (COBRA) for up to 18 months. Mr. Heneweer would be entitled to premium reimbursement for health insurance coverage under Part 6 of Title I of ERISA (COBRA) for up to 6 months.
(4)	Other than restricted stock unit awards related to the 2010 executive bonus program which would be treated as described above in Note 1, Messrs. Gecht, Rosenzweig and Heneweer would be entitled to accelerated vesting of options and restricted stock or restricted stock unit awards with respect to that number of shares that would otherwise have vested during the six month period following the termination date without giving any consideration to performance conditions. For options and other awards that vest on an annual basis, credit is given as if the vesting accrued monthly. The value of the accelerated options and other awards is calculated based on the Company’s closing stock price at December 31, 2010 of $14.31 per share, less the exercise price with respect to accelerated options. The number of stock options and restricted shares/units subject to acceleration for each named executive officer if a termination by the Company without cause or by the named executive officer for good reason had occurred on December 31, 2010, are as follows:

Name	Stock Options (#)	Restricted Stock awards/units (#)
Guy Gecht	64,383	129,527
Fred Rosenzweig	33,156	70,124
Gordon Heneweer	—	7,039

The table below sets forth potential payments to the Company’s named executive officers upon termination without cause by the Company or upon termination for good reason by the named executive officers, within 24 months following a change of control as follows:

Name	Lump sum severance payment ($)(1)	Outplacement benefits ($)(2)	Continued health care coverage benefits ($)(3)	Value of accelerated vesting of stock options and awards ($)(4)	Total ($)
Guy Gecht	$2,627,998	$35,000	$30,119	$4,860,255	$7,553,371
Fred Rosenzweig	1,653,989	35,000	31,672	2,104,213	3,824,873
Gordon Heneweer	274,155	35,000	10,142	167,513	486,810

(1)	The amount shown is the lump sum severance payment that consists of 36 months of base salary for Mr. Gecht, 24 months for Mr. Rosenzweig, and 6 months for Mr. Heneweer based on salary levels prior to the voluntary salary reduction instituted in April 2009, plus an amount equal to the value of the bonus that the named executive officer would have earned in 2010, also based on salary levels prior to the voluntary salary reduction instituted in April 2009 and assuming that 100% of any performance targets applicable to the bonus were attained. If the named executive officer is terminated during the year by the Company without cause or by the executive for good reason within 24 months after a change in control, the target bonus is prorated for the portion of the year that the named executive officer was with the Company.
(2)	Messrs. Gecht, Rosenzweig, and Heneweer would be entitled to outplacement services up to a maximum of $35,000.
(3)	Messrs. Gecht and Rosenzweig would be entitled to premium reimbursement for health insurance coverage under Part 6 of Title I of ERISA (COBRA) for up to 18 months. Mr. Heneweer would be entitled to premium reimbursement for health insurance coverage under Part 6 of Title I of ERISA (COBRA) for up to 6 months.
(4)	Messrs. Gecht, Rosenzweig and Heneweer would be entitled to accelerated vesting on 100% of all unvested options, restricted stock awards, and restricted stock units as of their termination date without giving consideration to performance conditions, if any. The value of the accelerated options and other awards is calculated based on the Company’s closing stock price at December 31, 2010 of $14.31 per share, less the exercise price with respect to accelerated options. The number of stock options and restricted stock awards/units subject to acceleration for each named executive officer if a termination by the Company without cause or by the executive for good reason had occurred on December 31, 2010 (assuming such termination was within 24 months after a change of control) are as follows:

Name	Stock Options (#)	Restricted Stock awards/units (#)
Guy Gecht	462,542	246,419
Fred Rosenzweig	178,903	113,609
Gordon Heneweer	—	11,706

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information as of December 31, 2010 concerning securities that are authorized under the Company’s equity compensation plan

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column 1)
Equity compensation plans approved by stockholders	5,066,557	(1)	$14.71	3,657,370	(2)
Equity compensation plans not approved by stockholders	—		—	—

Total	5,066,557		$14.71	3,657,370

(1)	Includes options outstanding as of December 31, 2010, representing 5,594 shares with an average exercise price of $28.77 per share, that were assumed in connection with business combinations.
(2)	Includes 1,461,307 shares available under the 2009 Plan and 2,196,063 shares available under the ESPP.

Compensation Risk Assessment

The Company does not believe that its compensation programs encourage unnecessary risk-taking that could have a material adverse effect on the Company as a whole. In 2011, the Compensation Committee, with the assistance of Mercer, has reviewed the elements of (i) of the Company’s compensation programs and practices for all employees and (ii) of executive compensation for fiscal year 2010 to determine whether any portion of the program encouraged excessive risk taking. Following that review, the Compensation Committee does not believe that the Company’s compensation programs and practices applicable to employees create risks that are reasonably likely to have a material adverse effect on the Company.

The Compensation Committee also believes that the mix and design of the elements of our executive compensation program do not encourage management to take excessive risks, based on the following factors:

•

Compensation is allocated among base salaries and short and long-term compensation in a way as to not encourage excessive risk taking. The base salaries are fixed in order to provide the executives with a stable cash income, which allows them to focus on the Company’s issues and objectives as a whole. The short and long-term compensation are designed to both reward Company’s overall performance and align the named executive officers’ interest with those of our stockholders;

•

Our annual bonus program is intended to balance risk and encourage our named executive officers to focus on specific short-term goals important to our success. While our annual bonus program is based on achievement of short-term or annual goals, and short-term goals may encourage the taking of short-term risks at the expense of long-term results, our named executive officers’ annual bonus awards are determined based on a combination of objective performance criteria as described above. In addition, our approach to setting of thresholds and targets with payouts at multiple levels of performance, and evaluation of performance based on objective measures is intended to assist in mitigating excessive risk taking. Finally, the awards payable under our annual bonus program are subject to a maximum payout, which limits the overall payout potential;

•

Awards to our named executive officers under our annual bonus program for fiscal year 2010 were made in the form of performance-based restricted stock unit awards that are important to help further align named executive officers’ interests with those of our stockholders because the ultimate value of the awards is tied to the Company’s stock price. The performance measures used to determine the payment of awards to our named executive officers are Company-wide measures only, as opposed to measures linked to the performance of a particular business segment. Applying Company-wide performance measures is designed to encourage our named executive officers to make decisions that are in the best long-term interests of the Company and our stockholders;

•

The Company’s current practice is to grant our named executive officers both options and restricted stock units. This mixture is designed to provide a balance between the goals of increasing the price of our common stock (as stock options only have value if the stock price increases after the option is granted) and avoiding risks that could threaten our growth and stability (as restricted stock units are exposed to decreases in our stock price). Because grants are subject to long-term vesting schedules, they help ensure that executives always have significant value tied to long-term stock price performance.

AUDIT COMMITTEE REPORT

As more fully described in its Charter, the Audit Committee oversees the accounting and financial reporting processes of the Company and audits of the financial statements of the Company and assists the Board of Directors in oversight and monitoring of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications, independence and performance, and the Company’s systems of internal controls.

In the performance of its oversight function, the Audit Committee has reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2010, included in the Company’s Annual Report on Form 10-K for that year.

The Audit Committee has reviewed and discussed these audited financial statements and overall financial reporting process, including the Company’s system of internal controls, with management of the Company.

The Audit Committee has discussed with the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380) as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements.

The Audit Committee has received the written disclosures and the letter from PwC required by PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence,” as amended, and has discussed with PwC the independence of PwC from the Company.

Based on the review and discussions referred to above in this Report, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

AUDIT COMMITTEE

Richard A. Kashnow

Dan Maydan

Thomas Georgens

NO INCORPORATION BY REFERENCE

In the Company’s filings with the SEC, information is sometimes “incorporated by reference.” This means that the Company is referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Audit Committee Report” and the “Compensation Committee Report” contained in this Proxy Statement specifically are not incorporated by reference into any other filings with the SEC and shall not be deemed to be “Soliciting Material.” In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

OTHER MATTERS

The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

By Order of the Board of Directors

/s/ BRYAN KO
Bryan Ko
Secretary

Dated: April 14, 2011

Appendix A

ELECTRONICS FOR IMAGING, INC.

2009 EQUITY INCENTIVE AWARD PLAN

ARTICLE 1.

PURPOSE

The purpose of the Electronics for Imaging, Inc. 2009 Equity Incentive Award Plan, as amended (the “Plan”), is to promote the success and enhance the value of Electronics for Imaging, Inc. (the “Company”) by linking the personal interests of the members of the Board, Employees, and Consultants to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, Employees, and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

ARTICLE 2.

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1 “Award” means an Option, a Restricted Stock award, a Stock Appreciation Right award, a Performance Share award, a Performance Stock Unit award, a Dividend Equivalents award, a Stock Payment award, a Deferred Stock award, a Restricted Stock Unit award, or a Performance-Based Award granted to a Participant pursuant to the Plan.

2.2 “Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award, including through electronic medium.

2.3 “Board” means the Board of Directors of the Company.

2.4 “Change in Control” means and includes each of the following:

(a) A transaction or series of transactions (other than an offering of Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2.4(a) or Section 2.4(c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2.4(c)(ii) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(d) The Company’s stockholders approve a liquidation or dissolution of the Company.

The Committee shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.

2.5 “Code” means the Internal Revenue Code of 1986, as amended.

2.6 “Committee” means the committee of the Board described in Article 12.

2.7 “Consultant” means any consultant or adviser if: (a) the consultant or adviser renders bona fide services to the Company or any Subsidiary; (b) the services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and (c) the consultant or adviser is a natural person.

2.8 “Covered Employee” means an Employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code.

2.9 “Deferred Stock” means a right to receive a specified number of shares of Stock during specified time periods pursuant to Section 8.5.

2.10 “Director” means a member of the Board, or as applicable, a member of the board of directors of a Subsidiary.

2.11 “Disability” means that the Participant qualifies to receive long-term disability payments under the Company’s long-term disability insurance program, as it may be amended from time to time.

2.12 “Dividend Equivalents” means a right granted to a Participant pursuant to Section 8.3 to receive the equivalent value (in cash or Stock) of dividends paid on Stock.

2.13 “Effective Date” shall have the meaning set forth in Section 13.1.

2.14 “Eligible Individual” means any person who is an Employee, a Consultant or an Independent Director, as determined by the Committee.

2.15 “Employee” means any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company or any Subsidiary.

2.16 “Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the shares of Stock (or other securities of the Company) or the share price of Stock (or other securities) and causes a change in the per share value of the Stock underlying outstanding Awards.

2.17 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.18 “Fair Market Value” means, as of any given date, (a) if Stock is traded on any established stock exchange, the closing price of a share of Stock as reported in the Wall Street Journal (or such other source as the Company may deem reliable for such purposes) for such date, or if no sale occurred on such date, the first trading date immediately prior to such date during which a sale occurred; or (b) if Stock is not traded on an exchange but is quoted on a national market or other quotation system, the last sales price on such date, or if no sales occurred on such date, then on the date immediately prior to such date on which sales prices are reported; or (c) if Stock is not publicly traded, the fair market value established by the Committee acting in good faith (understanding that if an Option or Stock Appreciation Right is intended by the Committee to be exempt from Section 409A of the Code, the fair market value shall be established using a method that complies with Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder).

2.19 “Full Value Award” means any Award other than an Option or Stock Appreciation Right.

2.20 “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

2.21 “Independent Director” means a Director who is not an Employee.

2.22 “Non-Employee Director” means a Director who qualifies as a “Non-Employee Director” as defined in Rule 16b-3(b)(3) under the Exchange Act, or any successor rule.

2.23 “Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.

2.24 “Option” means a right granted to a Participant pursuant to Article 5 of the Plan to purchase a specified number of shares of Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

2.25 “Participant” means any Eligible Individual who, as a member of the Board, Consultant or Employee, has been granted an Award pursuant to the Plan.

2.26 “Performance-Based Award” means an Award granted to selected Covered Employees pursuant to Article 6 or 8, but which is subject to the terms and conditions set forth in Article 9, or a cash bonus Award which is subject to the terms and conditions set forth in Article 9. All Performance-Based Awards are intended to qualify as Qualified Performance-Based Compensation.

2.27 “Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period. The Performance Criteria that will be used to establish Performance Goals are limited to the following: net earnings (either before or after interest, taxes, depreciation and amortization), economic value-added, sales or revenue, net income (either before or after taxes), operating earnings, operating income, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on capital, return on net assets, return on stockholders’ equity, return on assets, return on capital, stockholder returns, return on sales, gross or net profit margin, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings per share, price per share of Stock, and market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Committee shall define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period for such Participant.

2.28 “Performance Goals” means, for a Performance Period, the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. The Committee, in its discretion, may, within the time prescribed by Section 162(m) of the Code, adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

2.29 “Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance-Based Award.

2.30 “Performance Share” means a right granted to a Participant pursuant to Section 8.1, to receive Stock, the payment of which is contingent upon achieving certain Performance Goals or other performance-based targets established by the Committee.

2.31 “Performance Stock Unit” means a right granted to a Participant pursuant to Section 8.2, to receive Stock, the payment of which is contingent upon achieving certain Performance Goals or other performance-based targets established by the Committee.

2.32 “Plan” means this Electronics for Imaging, Inc. 2009 Equity Incentive Award Plan, as it may be amended from time to time.

2.33 “Qualified Performance-Based Compensation” means any compensation that is intended to qualify as “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

2.34 “Restricted Stock” means Stock awarded to a Participant pursuant to Article 6 that is subject to certain restrictions and may be subject to risk of forfeiture.

2.35 “Restricted Stock Unit” means an Award granted pursuant to Section 8.6.

2.36 “Securities Act” shall mean the Securities Act of 1933, as amended.

2.37 “Stock” means the common stock of the Company and such other securities of the Company that may be substituted for Stock pursuant to Article 11.

2.38 “Stock Appreciation Right” or “SAR” means a right granted pursuant to Article 7 to receive a payment equal to the excess of the Fair Market Value of a specified number of shares of Stock on the date the SAR is exercised over the Fair Market Value on the date the SAR was granted as set forth in the applicable Award Agreement.

2.39 “Stock Payment” means (a) a payment in the form of shares of Stock, or (b) an option or other right to purchase shares of Stock, as part of any bonus, deferred compensation or other arrangement, made in lieu of all or any portion of the compensation, granted pursuant to Section 8.4.

2.40 “Subsidiary” means any “subsidiary corporation” as defined in Section 424(f) of the Code and any applicable regulations promulgated thereunder or any other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

ARTICLE 3.

SHARES SUBJECT TO THE PLAN

3.1 Number of Shares.

(a) Subject to Article 11 and Section 3.1(b), the aggregate number of shares of Stock which may be issued or transferred pursuant to Awards under the Plan is seven million (7,000,000). No more than seven million (7,000,000) shares of Stock may be issued upon the exercise of Incentive Stock Options.

(b) To the extent that an Award terminates, expires, or lapses for any reason, any shares of Stock subject to the Award shall again be available for the grant of an Award pursuant to the Plan. Additionally, any shares of Stock tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any Award shall again be available for the grant of an Award pursuant to the Plan. To the extent permitted by applicable law or any exchange rule, shares of Stock issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary shall not be counted against shares of Stock available for grant pursuant to this Plan. Any Awards that are settled in cash (including the payment of Dividend Equivalents in cash in conjunction with any outstanding Awards) shall not be counted against the shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3.1(b), no shares of Common Stock may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

3.2 Stock Distributed. Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.

3.3 Limitation on Number of Shares Subject to Awards. The sub-limits set forth in this Section 3.3 shall apply notwithstanding any provision in the Plan to the contrary and subject to Article 11. The maximum number of shares of Stock with respect to all Awards that may be granted to any one Employee shall be (i) two million (2,000,000) as to Awards granted to an Employee during the fiscal year of the Company in which the Employee is initially employed by the Company or any Subsidiary and (ii) one million (1,000,000) as to Awards granted to an Employee during any subsequent fiscal year of the Company. For avoidance of doubt, the foregoing share limits shall establish the maximum number of shares of Stock that may be subject to all Options and SARs that may be granted under the Plan to any one Employee in any fiscal year of the Company and the maximum number of shares of Stock subject to all Performance-Based Awards (other than Options and SARs) intended to qualify as Qualified Performance-Based Compensation that may be granted under Article 9 to any one Employee in any fiscal year of the Company.

ARTICLE 4.

ELIGIBILITY AND PARTICIPATION

4.1 Eligibility. Each Eligible Individual shall be eligible to be granted one or more Awards pursuant to the Plan.

4.2 Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from among all Eligible Individuals, those to whom Awards shall be granted and shall determine the nature and amount of each Award. No Eligible Individual shall have any right to be granted an Award pursuant to this Plan.

4.3 Foreign Participants. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have Eligible Individuals, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such subplans and/or modifications shall be attached to this Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Sections 3.1 and 3.3 of the Plan; and (v) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act, the Code, any securities law or governing statute or any other applicable law.

ARTICLE 5.

STOCK OPTIONS

5.1 General. The Committee is authorized to grant Options to Eligible Individuals on the following terms and conditions:

(a) Exercise Price. The exercise price per share of Stock subject to an Option shall be determined by the Committee and set forth in the Award Agreement; provided, that, subject to Section 5.2(d), the exercise price for any Option shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant.

(b) Time and Conditions of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part; provided that the term of any Option granted under the Plan shall not exceed ten years. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised.

(c) Payment. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation: (i) cash, (ii) shares of Stock held for such period of time as may be required by the Committee in order to avoid adverse accounting consequences and having a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof, or (iii) other property acceptable to the Committee (including through the delivery of a notice that the Participant has placed a market sell order with a broker with respect to shares of Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price; provided that payment of such proceeds is then made to the Company upon settlement of such sale). The Committee shall also determine the methods by which shares of Stock shall be delivered or deemed to be delivered to Participants. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to pay the exercise price of an Option, or continue any extension of credit with respect to the exercise price of an Option with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

(d) Evidence of Grant. All Options shall be evidenced by an Award Agreement between the Company and the Participant. The Award Agreement shall include such additional provisions as may be specified by the Committee.

5.2 Incentive Stock Options. Incentive Stock Options shall be granted only to Employees and the terms of any Incentive Stock Options granted pursuant to the Plan, in addition to the requirements of Section 5.1, must comply with the provisions of this Section 5.2.

(a) Expiration. Subject to Section 5.2(c), an Incentive Stock Option shall expire and may not be exercised to any extent by anyone after the first to occur of the following events:

(i) Ten years from the date it is granted, unless an earlier time is set in the Award Agreement;

(ii) Three months after the Participant’s termination of employment as an Employee; and

(iii) One year after the date of the Participant’s termination of employment or service on account of Disability or death. Upon the Participant’s Disability or death, any Incentive Stock Options exercisable at the Participant’s Disability or death may be exercised by the Participant’s legal representative or representatives, by the person or persons entitled to do so pursuant to the Participant’s last will and testament, or, if the Participant fails to make testamentary disposition of such Incentive Stock Option or dies intestate, by the person or persons entitled to receive the Incentive Stock Option pursuant to the applicable laws of descent and distribution.

(b) Dollar Limitation. The aggregate Fair Market Value (determined as of the time the Option is granted) of all shares of Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision. To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non-Qualified Stock Options.

(c) Ten Percent Owners. An Incentive Stock Option shall be granted to any individual who, at the date of grant, owns stock possessing more than ten percent of the total combined voting power of all classes of Stock of the Company only if such Option is granted at a price that is not less than 110% of Fair Market Value on the date of grant and the Option is exercisable for no more than five years from the date of grant.

(d) Notice of Disposition. The Participant shall give the Company prompt notice of any disposition of shares of Stock acquired by exercise of an Incentive Stock Option within (i) two years from the date of grant of such Incentive Stock Option or (ii) one year after the transfer of such shares of Stock to the Participant.

(e) Right to Exercise. During a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant.

(f) Failure to Meet Requirements. Any Option (or portion thereof) purported to be an Incentive Stock Option, which, for any reason, fails to meet the requirements of Section 422 of the Code shall be considered a Non-Qualified Stock Option.

ARTICLE 6.

RESTRICTED STOCK AWARDS

6.1 Grant of Restricted Stock. The Committee is authorized to make Awards of Restricted Stock to any Eligible Individual selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. All Awards of Restricted Stock shall be evidenced by an Award Agreement.

6.2 Issuance and Restrictions. Subject to Section 10.6, Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the Award or thereafter.

6.3 Forfeiture. Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited; provided, however, that, except as otherwise provided by Section 10.6, the Committee may (a) provide in any Restricted Stock Award Agreement that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and (b) in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock.

6.4 Certificates for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, at its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.

ARTICLE 7.

STOCK APPRECIATION RIGHTS

7.1 Grant of Stock Appreciation Rights.

(a) A Stock Appreciation Right may be granted to any Eligible Individual selected by the Committee. A Stock Appreciation Right shall be subject to such terms and conditions not inconsistent with the Plan as the Committee shall impose and shall be evidenced by an Award Agreement. The Committee shall determine the time or times at which a Stock Appreciation Right may be exercised in whole or in part; provided that the term of any Stock Appreciation Right granted under the Plan shall not exceed ten years.

(b) A Stock Appreciation Right shall entitle the Participant (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount equal to the product of (i) the excess of (A) the Fair Market Value of the Stock on the date the Stock Appreciation Right is exercised over (B) a value established by the Committee in the Award Agreement that is not less than the Fair Market Value of the Stock on the date the Stock Appreciation Right was granted and (ii) the number of shares of Stock with respect to which the Stock Appreciation Right is exercised, subject to any limitations the Committee may impose.

7.2 Payment and Limitations on Exercise.

(a) Subject to Sections 7.2(b) payment of the amounts determined under Sections 7.1(b) above shall be in cash, in Stock (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised) or a combination of both, as determined by the Committee in the Award Agreement.

(b) To the extent any payment under Section 7.1(b) is effected in Stock, it shall be made subject to satisfaction of all applicable provisions of Article 5 above pertaining to Options.

ARTICLE 8.

OTHER TYPES OF AWARDS

8.1 Performance Share Awards. Any Eligible Individual selected by the Committee may be granted one or more Performance Share awards which shall be denominated in a number of shares of Stock and which may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee, subject to Section 10.6. In making such determinations, the Committee shall consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Participant.

8.2 Performance Stock Units. Any Eligible Individual selected by the Committee may be granted one or more Performance Stock Unit awards which shall be denominated in unit equivalent of shares of Stock and/or units of value including dollar value of shares of Stock and which may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee, subject to Section 10.6. In making such determinations, the Committee shall consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Participant.

8.3 Dividend Equivalents. Any Eligible Individual selected by the Committee may be granted Dividend Equivalents. Any such grant may be an independent Award or may be granted in tandem with an Award and based on the dividends declared on the shares of Stock that are subject to the Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Committee. Such Dividend Equivalents shall be converted to cash or additional shares of Stock by such formula and at such time and subject to such limitations as may be determined by the Committee.

8.4 Stock Payments. Any Eligible Individual selected by the Committee may receive Stock Payments in the manner determined from time to time by the Committee. The number of shares shall be determined by the Committee and may be based upon the Performance Criteria or other specific performance criteria determined appropriate by the Committee, determined on the date such Stock Payment is made or on any date thereafter.

8.5 Deferred Stock. Any Eligible Individual selected by the Committee may be granted an award of Deferred Stock in the manner determined from time to time by the Committee. The number of shares of Deferred Stock shall be determined by the Committee and may be linked to the Performance Criteria or other specific performance criteria determined to be appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee subject to Section 10.6. Stock underlying a Deferred Stock award will not be issued until the Deferred Stock award has vested, pursuant to a vesting schedule or performance criteria set by the Committee. Unless otherwise provided by the Committee, a Participant awarded Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Deferred Stock Award has vested and the Stock underlying the Deferred Stock Award has been issued.

8.6 Restricted Stock Units. The Committee is authorized to make Awards of Restricted Stock Units to any Eligible Individual selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. At the time of grant, the Committee shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate subject to Section 10.6. At the time of grant, the Committee shall specify the payment date applicable to each grant of Restricted Stock Units which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the grantee in accordance with applicable tax laws. On the payment date, the Company shall, subject to Section 10.5(b), transfer to the Participant one unrestricted, fully transferable share of Stock for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited.

8.7 Term. Except as otherwise provided herein, the term of any Award of Performance Shares, Performance Stock Units, Dividend Equivalents, Stock Payments, Deferred Stock or Restricted Stock Units shall be set by the Committee in its discretion.

8.8 Exercise or Purchase Price. The Committee may establish the exercise or purchase price, if any, of any Award of Performance Shares, Performance Stock Units, Deferred Stock, Stock Payments or Restricted Stock Units; provided, however, that such price shall not be less than the par value of a share of Stock on the date of grant, unless otherwise permitted by applicable state law.

8.9 Exercise upon Termination of Employment or Service. An Award of Performance Shares, Performance Stock Units, Dividend Equivalents, Deferred Stock, Stock Payments and Restricted Stock Units shall only be exercisable or payable while the Participant is an Employee, Consultant or Director, as applicable; provided, however, that the Committee in its sole and absolute discretion may provide that an Award of Performance Shares, Performance Stock Units, Dividend Equivalents, Stock Payments, Deferred Stock or Restricted Stock Units may be exercised or paid subsequent to a termination of employment or service, as applicable, or following a Change in Control of the Company, or because of the Participant’s retirement, death or disability, or otherwise; provided, however, that any such provision with respect to Performance Shares or Performance Stock Units shall be subject to the requirements of Section 162(m) of the Code that apply to Qualified Performance-Based Compensation.

8.10 Form of Payment. Payments with respect to any Awards granted under Article 10.5(b) or this Article 8 shall be made in cash, in Stock, any other form of consideration permitted by law as determined by the Committee (which may include past services rendered to the Company or any of its Subsidiaries) or any combination thereof, as determined by the Committee.

8.11 Award Agreement. All Awards under this Article 8 shall be subject to such additional terms and conditions as determined by the Committee and shall be evidenced by an Award Agreement.

ARTICLE 9.

PERFORMANCE-BASED AWARDS

9.1 Purpose. The purpose of this Article 9 is to provide the Committee the ability to qualify Awards (other than Options and SARs) that are granted pursuant to Articles 6 and 8 or that are granted as cash bonus Awards as Qualified Performance-Based Compensation. If the Committee, in its discretion, decides to grant a Performance-Based Award to a Covered Employee, the provisions of this Article 9 shall control over any contrary provision contained in Articles 6 or 8; provided, however, that the Committee may in its discretion grant Awards to Covered Employees that are based on Performance Criteria or Performance Goals but that do not satisfy the requirements of this Article 9.

9.2 Applicability. This Article 9 shall apply only to those Covered Employees selected by the Committee to receive Performance-Based Awards. The designation of a Covered Employee as a Participant for a Performance Period shall not in any manner entitle the Participant to receive an Award for the period. Moreover, designation of a Covered Employee as a Participant for a particular Performance Period shall not require designation of such Covered Employee as a Participant in any subsequent Performance Period and designation of one Covered Employee as a Participant shall not require designation of any other Covered Employees as a Participant in such period or in any other period.

9.3 Procedures with Respect to Performance-Based Awards. To the extent necessary to comply with the Qualified Performance-Based Compensation requirements of Section 162(m)(4)(C) of the Code and subject to Section 10.6, with respect to any Award granted under Articles 6 or 8 which may be granted to one or more Covered Employees, no later than ninety (90) days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (a) designate one or more Covered Employees, (b) select the Performance Criteria applicable to the Performance Period, (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (d) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned by a Covered Employee, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.

9.4 Payment of Performance-Based Awards. Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company or a Subsidiary on the day a Performance-Based Award is paid to be eligible to receive payment of the Award. Furthermore, a Participant shall be eligible to receive payment pursuant to a Performance-Based Award for a Performance Period only if the Performance Goals for such period are achieved. In determining the amount earned under a Performance-Based Award, the Committee may reduce or eliminate the amount of the Performance-Based Award earned for the Performance Period, if in its sole and absolute discretion, such reduction or elimination is appropriate. In addition, the aggregate amount of compensation to be paid to any one Participant in respect of all Performance-Based Awards payable only in cash and not related to shares of Common Stock and granted to that Participant in any one calendar year shall not exceed $5,000,000.

9.5 Additional Limitations. Notwithstanding any other provision of the Plan, any Award which is granted to a Covered Employee and is intended to constitute Qualified Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m)(4)(C) of the Code, and the Plan shall be deemed amended to the extent necessary to conform to such requirements.

ARTICLE 10.

PROVISIONS APPLICABLE TO AWARDS

10.1 Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

10.2 Award Agreement. Awards under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award which may include the term of an Award, the provisions applicable in the event the Participant’s employment or service terminates, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award.

10.3 Limits on Transfer. No right or interest of a Participant in any Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or a Subsidiary, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or a Subsidiary. Except as otherwise provided by the Committee, no Award shall be assigned, transferred, or otherwise disposed of by a Participant other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved from time to time by the Committee (or the Board in the case of Awards granted to Independent Directors). The Committee by express provision in the Award or an amendment thereto may permit an Award (other than an Incentive Stock Option) to be transferred to, exercised by and paid to certain persons or entities related to the Participant, including but not limited to members of the Participant’s family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the Participant’s family and/or charitable institutions, or to such other persons or entities as may be expressly approved by the Committee, pursuant to such conditions and procedures as the Committee may establish. Any permitted transfer shall be subject to the condition that the Committee receive evidence satisfactory to it that the transfer is being made for estate and/or tax planning purposes (or to a “blind trust” in connection with the Participant’s termination of employment or service with the Company or a Subsidiary to assume a position with a governmental, charitable, educational or similar non-profit institution) and on a basis consistent with the Company’s lawful issue of securities.

10.4 Beneficiaries. Notwithstanding Section 10.3, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If the Participant is married and resides in a community property state, a designation of a person other than the Participant’s spouse as his or her beneficiary with respect to more than 50% of the Participant’s interest in the Award shall not be effective without the prior written consent of the Participant’s spouse. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee.

10.5 Stock Certificates; Book Entry Procedures.

(a) Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to the exercise of any Award, unless and until the Board has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed or traded. All Stock certificates delivered pursuant to the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state, or foreign jurisdiction, securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Board may require that a Participant make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements. The Committee shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Committee.

(b) Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee or required by any applicable law, rule or regulation, the Company shall not deliver to any Participant certificates evidencing shares of Stock issued in connection with any Award and instead such shares of Stock shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

10.6 Full Value Award Vesting Limitations. Notwithstanding any other provision of this Plan to the contrary, Full Value Awards made to Employees or Consultants shall become vested over a period of not less than three years (or, in the case of vesting based upon the attainment of Performance Goals or other performance-based objectives, over a period of not less than one year) following the date the Award is made; provided, however, that, notwithstanding the foregoing, Full Value Awards that result in the issuance of an aggregate of up to 10% of the shares of Stock available pursuant to Section 3.1(a) may be granted to any one or more Participants without respect to such minimum vesting provisions.

10.7 Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.

ARTICLE 11.

CHANGES IN CAPITAL STRUCTURE

11.1 Adjustments.

(a) In the event of any combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Stock or the share price of the Stock other than an Equity Restructuring, the Committee shall make such equitable adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change with respect to (a) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Sections 3.1 and 3.3); (b) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (c) the grant or exercise price per share for any outstanding Awards under the Plan. Any adjustment affecting an Award intended as Qualified Performance-Based Compensation shall be made consistent with the requirements of Section 162(m) of the Code.

(b) In the event of any transaction or event described in Section 11.1 or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations or accounting principles, the Committee, in its sole and absolute discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Committee determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i) To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 11.2 the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Committee in its sole discretion;

(ii) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii) To make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock or Deferred Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding options, rights and awards and options, rights and awards which may be granted in the future;

(iv) To provide that such Award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement; and

(v) To provide that the Award cannot vest, be exercised or become payable after such event.

(c) In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 11.1(a) and 11.1(b):

(i) The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, will be equitably adjusted. The adjustments provided under this Section 11.1(c)(i) shall be nondiscretionary and shall be final and binding on the affected Participant and the Company.

(ii) The Committee shall make such equitable adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Sections 3.1 and 3.3).

11.2 Possible Acceleration Upon a Change in Control. Notwithstanding Section 11.1, and except as may otherwise be provided in any applicable Award Agreement or other written agreement entered into between the Company and a Participant, if a Change in Control occurs and a Participant’s Awards are not converted, assumed, or replaced by a successor entity, then at least ten days prior to the Change in Control such Awards shall become fully exercisable and all forfeiture restrictions on such Awards shall lapse. Upon, or in anticipation of, a Change in Control, the Committee may cause any and all Awards outstanding hereunder to terminate at a specific time in the future, including but not limited to the date of such Change in Control, and shall give each Participant the right to exercise such Awards during a period of time as the Committee, in its sole and absolute discretion, shall determine. In the event that the terms of any agreement between the Company or any Company subsidiary or affiliate and a Participant contains provisions that conflict with and are more restrictive than the provisions of this Section 11.2, this Section 11.2 shall prevail and control and the more restrictive terms of such agreement (and only such terms) shall be of no force or effect.

11.3 No Other Rights. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Committee under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to an Award or the grant or exercise price of any Award.

ARTICLE 12.

ADMINISTRATION

12.1 Committee. Unless and until the Board delegates administration of the Plan to a Committee as set forth below, the Plan shall be administered by the full Board, and for such purposes the term “Committee” as used in this Plan shall be deemed to refer to the Board. The Board, at its discretion or as otherwise necessary to comply with the requirements of Section 162(m) of the Code, Rule 16b-3 promulgated under the Exchange Act or to the extent required by any other applicable rule or regulation, may delegate administration of the Plan to a Committee consisting of two or more members of the Board. Unless otherwise determined by the Board, the Committee shall consist solely of two or more members of the Board each of whom is an “outside director,” within the meaning of Section 162(m) of the Code, a Non-Employee Director and an “independent director” under the rules of the Nasdaq Global Select Market (or other principal securities market on which shares of Stock are traded); provided that any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 12.1 or otherwise provided in any charter of the Committee. Notwithstanding the foregoing: (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to all Awards granted to Independent Directors and for purposes of such Awards the term “Committee” as used in this Plan shall be deemed to refer to the Board and (b) the Committee may delegate its authority hereunder to the extent permitted by Section 12.5. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or Section 162(m) of the Code, or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Committee. Except as may otherwise be provided in any charter of the Committee, appointment of Committee members shall be effective upon acceptance of appointment; Committee members may resign at any time by delivering written notice to the Board; and vacancies in the Committee may only be filled by the Board.

12.2 Action by the Committee. Unless otherwise established by the Board or in any charter of the Committee, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by a majority of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

12.3 Authority of Committee. Subject to any specific designation in the Plan, the Committee has the exclusive power, authority and discretion to:

(a) Designate Participants to receive Awards;

(b) Determine the type or types of Awards to be granted to each Participant;

(c) Determine the number of Awards to be granted and the number of shares of Stock to which an Award will relate;

(d) Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any reload provision, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Committee in its sole discretion determines;

(e) Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f) Prescribe the form of each Award Agreement, which need not be identical for each Participant;

(g) Decide all other matters that must be determined in connection with an Award;

(h) Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(i) Interpret the terms of, and any matter arising pursuant to, the Plan or any Award Agreement; and

(j) Make all other decisions and determinations that may be required pursuant to the Plan or as the Committee deems necessary or advisable to administer the Plan.

12.4 Decisions Binding. The Committee’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Award Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.

12.5 Delegation of Authority. To the extent permitted by applicable law, the Board may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards to Participants other than (a) Employees who are subject to Section 16 of the Exchange Act, (b) Covered Employees, or (c) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder. Any delegation hereunder shall be subject to the restrictions and limits that the Board specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 12.5 shall serve in such capacity at the pleasure of the Board.

ARTICLE 13.

EFFECTIVE AND EXPIRATION DATE

13.1 Effective Date. The Plan is effective as of the date the Plan is approved by the Company’s stockholders (the “Effective Date”). The Plan will be deemed to be approved by the stockholders if it is approved either:

(a) By a majority of the votes cast at a duly held stockholders meeting at which a quorum representing a representing a majority of outstanding voting stock is, either in person or by proxy, present and voting on the plan; or

(b) By a method and in a degree that would be treated as adequate under Delaware law in the case of an action requiring stockholder approval.

13.2 Expiration Date. The Plan will expire on, and no Award may be granted pursuant to the Plan after the tenth anniversary of the Effective Date, except that no Incentive Stock Options may be granted under the Plan after the earlier of the tenth anniversary of (a) the date the Plan is approved by the Board or (b) the Effective Date, provided that the term of the Plan may be extended with the approval of the Board and the Company’s stockholders. Any Awards that are outstanding on the expiration of the Plan shall remain in force according to the terms of the Plan and the applicable Award Agreement.

ARTICLE 14.

AMENDMENT, MODIFICATION, AND TERMINATION

14.1 Amendment, Modification, and Termination. Subject to Section 15.14, with the approval of the Board, at any time and from time to time, the Committee may terminate, amend or modify the Plan; provided, however, that (a) to the extent necessary and desirable to comply with any applicable law, regulation, or stock exchange rule, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required, and (b) stockholder approval shall be required for any amendment to the Plan that (i) increases the number of shares available under the Plan (other than any adjustment as provided by Article 11), (ii) permits the Committee to grant Options with an exercise price that is below Fair Market Value on the date of grant, or (iii) permits the Committee to extend the exercise period for an Option beyond ten years from the date of grant. Notwithstanding any provision in this Plan to the contrary, absent approval of the stockholders of the Company, no Option may be amended to reduce the per share exercise price of the shares subject to such Option below the per share exercise price as of the date the Option is granted and, except as permitted by Article 11, no Option may be granted in exchange for, or in connection with, the cancellation or surrender of an Option having a higher per share exercise price.

14.2 Awards Previously Granted. Except with respect to amendments made pursuant to Section 15.14, no termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted pursuant to the Plan without the prior written consent of the Participant.

ARTICLE 15.

GENERAL PROVISIONS

15.1 No Rights to Awards. No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Committee is obligated to treat Eligible Individuals, Participants or any other persons uniformly.

15.2 No Stockholders Rights. Except as otherwise provided herein, a Participant shall have none of the rights of a stockholder with respect to shares of Stock covered by any Award until the Participant becomes the record owner of such shares of Stock.

15.3 Withholding. The Company or any Subsidiary shall have the authority and the right to deduct or withhold from a Participant’s compensation or any other amount payable to the Participant, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s employment tax obligations) required by law to be withheld with respect to any taxable event concerning a Participant arising as a result of this Plan. The Committee may in its discretion and in satisfaction of the foregoing requirement require that, or allow a Participant to elect to have, the Company withhold shares of Stock otherwise issuable under an Award (or allow the return of shares of Stock) having a Fair Market Value equal to the sums required to be withheld. Notwithstanding any other provision of the Plan, the number of shares of Stock which may be withheld with respect to the issuance, vesting, exercise or payment of any Award (or which may be repurchased from the Participant of such Award within six months (or such other period as may be determined by the Committee) after such shares of Stock were acquired by the Participant from the Company) in order to satisfy the Participant’s federal, state, local and foreign income and payroll tax liabilities with respect to the issuance, vesting, exercise or payment of the Award shall be limited to the number of shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income.

15.4 No Right to Employment or Services. Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment or services at any time, nor confer upon any Participant any right to continue in the employ or service of the Company or any Subsidiary.

15.5 Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

15.6 Indemnification. To the extent allowable pursuant to applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

15.7 Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits pursuant to any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

15.8 Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries. Unless otherwise determined by the Committee, the expenses of exercising an Award or purchasing or trading the underlying shares of Stock of an Award and any similar expenses shall be borne solely by the Participant.

15.9 Titles and Headings. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

15.10 Fractional Shares. No fractional shares of Stock shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up or down as appropriate.

15.11 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any Participant who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 under the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

15.12 Government and Other Regulations. The obligation of the Company to make payment of awards in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by government agencies as may be required. The Company shall be under no obligation to register pursuant to the Securities Act, as amended, any of the shares of Stock paid pursuant to the Plan. If the shares paid pursuant to the Plan may in certain circumstances be exempt from registration pursuant to the Securities Act, as amended, the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption.

15.13 Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Delaware.

15.14 Section 409A. To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Committee determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Committee may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.

15.15 Clawback. The Awards granted under this Plan are subject to the terms of the Company’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of the Awards or any shares of Stock or other cash or property received with respect to the Awards (including any value received from a disposition of the shares acquired upon exercise or payment of the Awards).

SAMPLE PROXY CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

ELECTRONICS FOR IMAGING, INC.

ANNUAL MEETING OF STOCKHOLDERS

May 18, 2011

The undersigned stockholder of ELECTRONICS FOR IMAGING, INC., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 14, 2011, and hereby appoints Guy Gecht and Bryan Ko, or either of them, his, her or its proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the proxies, to represent the undersigned at the 2011 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held on May 18, 2011 at 9:00 a.m., Pacific Time, at the Company’s corporate headquarters, 303 Velocity Way, Foster City, California 94404, and at any adjournment or postponement thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side of this Proxy. The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

ELECTRONICS FOR IMAGING, INC.

May 18, 2011

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON May 18, 2011: The Company’s Proxy Statement dated April 14, 2011 and Annual Report for the fiscal year ended December 31, 2010 are available electronically at http://ir.efi.com/proxy.cfm.

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

À Please detach along perforated line and mail in the envelope provided. À

¢

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The Board of Directors recommends that you vote FOR each nominee for director in the following proposal:

1. Election of Directors:

NOMINEES:

		o	Eric Brown
☐	FOR ALL NOMINEES	o	Gill Cogan
		o	Guy Gecht
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	o	Thomas Georgens
		o	Richard A. Kashnow
		o	Dan Maydan
		o	Fred Rosenzweig
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:  —

The Board of Directors recommends that you vote FOR the following proposal:

2. To approve the amendment and restatement of the 2009 Equity Incentive Award Plan and the reservation of an additional 2,000,000 shares of the Company’s common stock for issuance pursuant to such amended and restated plan.

☐	FOR

☐	AGAINST

☐	ABSTAIN

The Board of Directors recommends that you vote FOR the following proposal:

3. To approve a non-binding advisory proposal on executive compensation.

☐	FOR

☐	AGAINST

☐	ABSTAIN

The Board of Directors recommends that you vote THREE (3) YEARS on the following proposal:

4. To provide an advisory vote to determine whether a non-binding advisory vote on executive compensation should occur every one, two or three years.

☐	ONE YEAR

☐	TWO YEARS

☐	THREE YEARS

☐	ABSTAIN

The Board of Directors recommends that you vote FOR the following proposal:

5. To ratify the appointment of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

☐	FOR

☐	AGAINST

☐	ABSTAIN

6. In their discretion, the Proxies are authorized to vote upon such other matter or matters that may properly come before the meeting or any adjournment thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED “FOR” ELECTION OF ALL THE NOMINEES FOR DIRECTOR IN PROPOSAL 1, “FOR” PROPOSALS 2, 3 AND 5, FOR “THREE (3) YEARS” IN PROPOSAL 4 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■